UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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EXAR CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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EXAR CORPORATION
48720 KATO ROAD
FREMONT, CALIFORNIA 94538
NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 8, 2016

TO THE STOCKHOLDERS OF EXAR CORPORATION:

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of EXAR CORPORATION, a Delaware corporation (the “Company”), will be held on Thursday, September 8, 2016 at 2:00 p.m. local time at the Company’s Corporate Headquarters at 48720 Kato Road, Fremont, California 94538, for the following purposes:

1.

To elect to the Board of Directors the six (6) director nominees named in the attached Proxy Statement to serve until the 2017 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal.

2.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 2, 2017.

3.

To approve by stockholder advisory vote the compensation of our named executive officers disclosed in the accompanying Proxy Statement under the section titled “Executive Compensation”, including the compensation tables and other narrative executive compensation disclosures therein, required by Item 402 of Securities and Exchange Commission Regulation S-K (a “say-on-pay” vote).

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Company’s Board of Directors has fixed the close of business on July 13, 2016 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment(s) or postponement(s) thereof.

All stockholders are cordially invited and encouraged to attend the Annual Meeting. Regardless of whether you plan to attend the Annual Meeting, please carefully read the accompanying Proxy Statement and vote your shares as promptly as possible so that your shares will be voted in accordance with your instructions. For specific voting instructions, please refer to the instructions on the enclosed proxy card or on the Notice of Internet Availability of Proxy Materials that was mailed to you.

By Order of the Board of Directors

/s/ Jessica Wu
JESSICA WU
Secretary

Fremont, California July 20, 2016

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS INCLUDED WITH THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR THE ENCLOSED PROXY CARD IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A LEGAL PROXY ISSUED IN YOUR NAME.

EXAR CORPORATION
48720 KATO ROAD
FREMONT, CALIFORNIA 94538

PROXY STATEMENT
FOR 2016 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 8, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON SEPTEMBER 8, 2016

This proxy statement (the “Proxy Statement”) and the Company’s 2016 Annual Report on Form 10-K (together with the Proxy Statement, the “Proxy Materials”) are available at www.envisionreports.com/EXAR. This website address contains the following documents: the Notice of Annual Meeting (the “Notice”), this Proxy Statement, a proxy card sample, and the Company’s 2016 Annual Report on Form 10-K. You are encouraged to access and review all of the important information contained in the Proxy Materials before voting.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why are these materials being made available to me?

The Board of Directors (the “Board of Directors” or the “Board”) of Exar Corporation, a Delaware corporation (the “Company”), is soliciting your proxy for use at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, September 8, 2016, at 2:00 p.m. local time, or at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the Notice. The Annual Meeting will be held at the Company’s Corporate Headquarters at 48720 Kato Road, Fremont, California 94538.

Pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”), we may furnish the Proxy Materials by providing access to these documents over the Internet instead of mailing a printed copy of the Proxy Materials to stockholders. Accordingly, we are providing access to the Proxy Materials over the Internet and sending a Notice of Internet Availability of Proxy Materials (the “Availability Notice”) to many of our stockholders, which provides instructions for accessing the Proxy Materials on the website referred to above and in the Availability Notice or to request to receive, without charge, printed copies of the Proxy Materials by mail or electronically by email on an ongoing basis. We will also mail paper copies of the Proxy Materials to beneficial holders of at least 20,000 shares of our common stock, to stockholders who have specifically requested receipt of paper copies of the Proxy Materials and to registered holders.

The Availability Notice provides stockholders with instructions regarding how to view the Proxy Materials for the Annual Meeting over the Internet and how to instruct the Company to send future proxy materials to stockholders electronically by email. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to its stockholders and will reduce the impact of the Company’s annual stockholders’ meetings on the environment. If a stockholder chooses to receive future proxy materials by email, the stockholder will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Any stockholder’s election to receive Proxy Materials by email will remain in effect until such stockholder revokes the request. Stockholders electing to receive Proxy Materials by email should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

We intend to mail an Availability Notice and, if applicable, paper copies of the Proxy Materials on or about July 26, 2016 to all stockholders entitled to vote at the Annual Meeting.

What are the matters I am being asked to vote on?

There are three matters scheduled for a vote at the Annual Meeting:

●	Proposal 1, the election of the six (6) nominees for director named in Proposal 1 to serve until the 2017 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

●	Proposal 2, the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 2, 2017; and

●

Proposal 3, an advisory vote to approve the compensation of our named executive officers disclosed in this Proxy Statement under the section titled “Executive Compensation”, including the compensation tables and other narrative executive compensation disclosures therein, required by Item 402 of Securities and Exchange Commission Regulation S-K (a “say-on-pay” vote).

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on July 13, 2016 (the “Record Date”) will be entitled to vote at the Annual Meeting. On July 13, 2016, there were 49,010,225 shares of our common stock, par value $0.0001 (“Common Stock”), outstanding and entitled to vote and there were 265 holders of record of Common Stock. We had no shares of preferred stock outstanding on July 13, 2016.

Our stock transfer books will not be closed between the Record Date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices in Fremont, California for a period of ten (10) days before the Annual Meeting.

What is the quorum requirement?

Holders of record of a majority of the outstanding shares entitled to vote must be present, in person or by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business. Abstentions and broker non-votes are counted as present for the purposes of determining the presence or absence of a quorum for the transaction of business.

If you are a record holder, your shares will only be counted towards the quorum if you submit a valid proxy or attend the Annual Meeting. If the shares present, in person or by proxy, at the Annual Meeting do not constitute the required quorum, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

What is a broker non-vote?

The term broker non-vote refers to shares held by a brokerage firm or other nominee (for the benefit of its client) that are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary authority to vote on that proposal. Brokers and nominees do not have discretionary voting authority on the election of directors and on certain other non-routine matters, and accordingly may not vote on such matters absent instructions from the beneficial holder. If you hold your shares in “street name” or through a broker it is important that you give your broker voting instructions. See “If I am a beneficial owner, how do I cast my vote?” below for more information.

Am I a stockholder of record?

If, at the close of business on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Investor Services, LLC, then you are a stockholder of record.

What if my shares are not registered directly in my name but are held in street name?

If, at the close of business on the Record Date, your shares were held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in street name. The broker, bank or other nominee holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting, but as a beneficial owner you have the right to direct the broker, bank or other nominee on how to vote the shares in your account.

If I am a stockholder of record, how do I cast my vote?

If you are a stockholder of record, you can vote in person at the Annual Meeting. If you do not wish to vote in person or will not be attending the Annual Meeting and you received an Availability Notice, you may vote by proxy over the Internet. Alternatively, if you received a printed copy of the Proxy Materials by mail, you may also complete, sign and return the accompanying proxy card or vote your proxy over the telephone or Internet. If you vote by proxy, your vote must be received by 1:00 a.m. Central Time, on September 8, 2016 to be counted.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders participating in these programs should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

If I am a beneficial owner, how do I cast my vote?

If you are a beneficial owner of shares held in street name, you should have received an Availability Notice or a printed copy of the Proxy Materials from the broker, bank or other nominee that is the record holder of your shares. Beneficial owners that received an Availability Notice or a printed copy of the Proxy Materials from the record holder should follow the instructions provided by the record holder to transmit their voting instructions to the broker, bank or other nominee. For a beneficial owner to vote in person at the Annual Meeting, the beneficial owner must obtain a valid legal proxy from the record holder. To request the required legal proxy form, follow the instructions provided by your broker, bank or other nominee or contact them.

If your shares are held in street name through a broker, certain rules affect how your shares are voted in connection with the election of directors. If you do not provide your broker with instructions on how to vote your shares, your broker may not vote your shares except in connection with matters deemed “routine” under such rules. Previously, the election of directors was considered to be a routine matter, and your broker was thus able to vote your shares without instructions from you. The election of directors is no longer considered to be a routine matter and your broker will no longer be able to vote on the election of directors without your instructions. Accordingly, if your broker sends a request for instructions on how to vote, you are requested to provide those instructions to your broker so that your vote can be counted.

How many votes do I have?

You have one vote for each share of Common Stock held on the Record Date on each matter to be voted upon at the Annual Meeting. Stockholders may not cumulate votes in the election of directors.

What types of votes are permitted on each proposal?

With regard to the election of directors (Proposal 1), votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect (other than for purposes of the Board’s majority vote policy described below).

The types of votes permitted for Proposal 2, the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 2, 2017, and Proposal 3, the say-on-pay vote, are a vote “For” or “Against” or to abstain.

How many votes are needed to approve each proposal?

For Proposal 1, directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting, meaning that the six (6) nominees for election to the Board who receive the highest number of affirmative votes shall be elected as directors. You may not vote for more than six (6) nominees, and the proxies solicited by this Proxy Statement may not be voted for more than six (6) nominees. The election of directors is not a matter on which a broker or other nominee is empowered to vote and therefore there may be broker non-votes on Proposal 1; however, broker non-votes and withheld votes will have no effect on the outcome of the election of candidates for director. Notwithstanding the foregoing, the Board of Directors has adopted a policy that, in an uncontested election, any person elected to the Board who did not receive the affirmative vote of at least a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting of stockholders shall immediately submit his or her resignation to the Board. The Board will then accept or reject such resignation as it shall deem advisable and in the best interests of our stockholders. Should any nominee(s) become unavailable to serve before the Annual Meeting, the proxies will be voted by the proxy holders for such other person(s) as may be designated by our Board of Directors or for such lesser number of nominees as may be prescribed by the Board of Directors. Votes cast for the election of any nominee who has become unavailable will be disregarded.

The other matters submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the holders of a majority of the votes cast on the matter, excluding abstentions and broker non-votes, at which a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with such proposals, and therefore broker non-votes and abstentions will not be counted in determining the outcome of such matter. Note, that Proposal 3 is an advisory vote and, as such, the result of voting on that proposal is non-binding on the Company. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of that vote when making future compensation decisions for our named executive officers.

Broker non-votes are excluded from the “for,” “against” and “abstain” counts, and instead are reported simply as “broker non-votes.”

How are votes counted?

All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

What if I vote by proxy but do not make specific choices?

If you complete the proxy voting procedures but do not specify how you want to vote your shares, your shares will be voted “For” Proposals 1 – 3. Your proxy will vote your shares using his or her best judgment with respect to any other matters properly presented for a vote at the meeting.

Can I change my vote after submitting my proxy?

Yes, you can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of the following ways:

●

It may be revoked by filing a written notice of revocation or a duly executed proxy card bearing a later date with the Secretary of the Company at our corporate headquarters, 48720 Kato Road, Fremont, California 94538.

●

If you choose to vote over the Internet or by telephone until the voting deadline, you can change your vote by voting again using the same method used for the original vote (i.e., over the Internet or by telephone) so long as you retain the voter control number from your Availability Notice or proxy card.

●	If you vote over the Internet or by telephone pursuant to instructions from your bank or broker, those instructions should inform you how to revoke your proxy or change your vote.

If you are a record holder, your proxy may also be revoked by attending the Annual Meeting and voting in person; however, attendance at the Annual Meeting will not, by itself, revoke a proxy. If you are a beneficial owner and desire to revoke your proxy and vote in person at the Annual Meeting, you must follow the instructions from your broker or bank to revoke your proxy and obtain a proxy from the record holder. See “If I am a beneficial owner, how do I cast my vote?” above for more information.

What does it mean if I receive more than one Availability Notice or printed copy of the Proxy Materials?

If you receive more than one Availability Notice or printed copy of the Proxy Materials, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each to ensure that all of your shares are voted.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Form 8-K filed with the SEC within four (4) business days following the Annual Meeting.

When are stockholder proposals due for the 2017 Annual Meeting of Stockholders?

Proposals of stockholders that are intended to be presented at the Company’s 2017 Annual Meeting of Stockholders must be received by the Company not later than April 6, 2017 in order to be included in the proxy statement and proxy relating to that annual meeting. Further, a stockholder proposal that is not submitted for inclusion in the proxy statement for the Company’s 2017 Annual Meeting of Stockholders, but is instead sought to be presented in such stockholder’s own proxy statement at the Company’s 2017 Annual Meeting of Stockholders, must be submitted in accordance with the Company’s Bylaws and the proposal must be received by the Company not earlier than April 11, 2017 and not later than May 10, 2017. Proposals received before April 11, 2017 or after May 10, 2017 will be considered untimely and may not be presented at the Company’s 2017 Annual Meeting of Stockholders. In addition, the Proxy solicited by the Board of Directors for the 2017 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that annual meeting, unless the Company receives notice of such proposal before June 26, 2017.

You are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our Bylaws are available in the Corporate Investor Relations section of our corporate website, www.exar.com, under the Corporate Governance tab.

Who is paying for this proxy solicitation?

We will bear the entire cost of solicitation, including the preparation, assembly, Internet hosting, printing and mailing of the Proxy Materials and any additional solicitation materials furnished to stockholders. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram, or other means by directors, officers or employees. Such individuals, however, will not be compensated by us for those services.

These materials are being sent to brokers, nominees and other stockholders of record by U.S. mail or by courier, or by electronic mail if so requested. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names but that are beneficially owned by others so that they may forward these solicitation materials to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding these solicitation materials to such beneficial owners.

We have also engaged Alliance Advisors to assist it in the solicitation of proxies, and expect to pay Alliance Advisors approximately $7,500 for its services plus designated out of pocket expenses.

What is “householding” of the Company’s Proxy Materials?

The SEC adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports and proxy statements or Notices of Internet Availability of Proxy Materials, as applicable, with respect to two or more security holders sharing the same address by delivering a single annual report and proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

Brokers with account holders who are Company stockholders will be “householding” the Company’s Proxy Materials. A single annual report and proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, please notify your broker and direct your written request to Exar Corporation, Attention: Investor Relations M/S 210, 48720 Kato Road, Fremont, California 94538, or contact the Company directly at (510) 668-7201.

Stockholders who currently receive multiple copies of the annual report and proxy statement or Notice of Internet Availability of Proxy Materials at their address and would like to request “householding” of their communications should contact their broker.

CORPORATE GOVERNANCE AND BOARD MATTERS

Our Board of Directors currently consists of six (6) members, each serving for a term of one year expiring at the Annual Meeting: Messrs. Behrooz Abdi, Izak Bencuya, Ryan A. Benton, Pierre Guilbault, Brian Hilton, and Gary Meyers.

The Board believes that good corporate governance is essential to ensure that the Company is managed for the long-term benefit of our stockholders. The Board and management have undertaken a comprehensive and continuous effort to regularly review and enhance our governance policies and practices. In conducting this review, we look to suggestions by various authorities on corporate governance, the practices of other public companies or our peer group, the provisions of the Sarbanes-Oxley Act of 2002 and Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010, various new and proposed rules of the SEC and the listing standards of the New York Stock Exchange referred to in this Proxy Statement as “NYSE”.

Corporate Governance Principles and Code of Ethics

Our Board has adopted Corporate Governance Principles that guide its actions with respect to, among other things, the composition of the Board and its decision-making processes, Board meetings and the involvement of management, the Board’s standing committees and procedures for appointing members of the committees, and its performance evaluation of our Chief Executive Officer. In addition, the Board has adopted a Code of Business Conduct and Ethics, referred to in this proxy statement as the Code of Ethics, which applies to all of our employees, directors and officers, and a Code of Ethics for Principal Executives, Executive Management and Senior Financial Officers. The Code of Ethics and Code of Ethics for Principal Executives, Executive Management and Senior Financial Officers, as applied to our principal executive officer, principal financial officer and principal accounting officer, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of conduct” within the meaning of the listing standards of the NYSE. These documents are reviewed and revised on a periodic basis and are available in the Corporate Investor Relations section of our corporate website, www.exar.com, under the Corporate Governance tab. Stockholders may obtain a copy of any of these documents free of charge by submitting a written request to: Exar Corporation, 48720 Kato Road, Fremont, California 94538, Attn: Investor Relations, M/S 210. We intend to post any amendments to the codes and policy, as well as any waivers that are required to be disclosed by the rules of the SEC or the NYSE, on the Company’s website or by filing a Form 8-K.

Director Independence

Our Corporate Governance Principles provide that a majority of the Board and all members of the Audit, Compensation and Corporate Governance and Nominating Committees of the Board will be independent. On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with the Company in which a director or executive officer, or any member of his or her immediate family, has a direct or indirect interest. Following completion of these questionnaires, the Board, with the assistance of the Corporate Governance and Nominating Committee, makes an annual determination as to the independence of each director using the current standards for “independence” established by the SEC and the NYSE, additional criteria set forth in our Corporate Governance Principles and consideration of any other material relationship a director may have with the Company.

The Board determined that each of Messrs. Abdi, Bencuya, Hilton, and Meyers is an “independent director” under applicable SEC rules and the NYSE listing standards. Mr. Benton, as our full-time Chief Executive Officer, is not an independent director. In making its independence determination with respect to Mr. Guilbault, the Board evaluated ordinary course transactions during the last three fiscal years between us and our largest distributor, Future Electronics, Inc. (“Future”), of which Mr. Guilbault serves as an executive officer. The Board determined that, as a result of our business relationship with Future, Mr. Guilbault is not an “independent director” under the listing standards of the NYSE.

As a result of the foregoing, a majority of the Board and all directors serving on the Audit Committee, Corporate Governance and Nominating Committee, and the Compensation Committee are independent directors under applicable SEC rules and the NYSE listing standards.

Board Committees and Meetings

During fiscal year 2016, the Board of Directors held thirteen (13) meetings and acted by written consent three (3) times. During fiscal year 2016, each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person was a director) and (ii) the total number of meetings held by all committees of the Board on which such director served (during the periods that such director served on such committees). Members of the Board and its committees also consulted informally with management from time to time, and the independent directors met in executive session regularly without the presence of management or other non-independent directors.

The Board of Directors maintains three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each committee serves under a written charter adopted by the Board which is reviewed annually by the committee and revised by the Board from time to time, as appropriate. The current charters for the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee and information concerning direct communication with Non-Employee Directors are available in the Corporate Investor Relations section of our corporate website, www.exar.com, under the Corporate Governance tab. The Board committees are reviewed at least annually at the Board meeting that follows the Annual Meeting, and the composition and/or chairs of one or more committees may change at that time or at such other time as the Board determines to make any such changes.

Audit Committee

The Audit Committee currently consists of four (4) directors: Messrs. Hilton (Chair), Abdi, Bencuya and Meyers. The Audit Committee reviews financial reports, the Company’s system of internal control over financial reporting and the Company’s auditing, accounting and financial reporting processes. The Audit Committee’s primary duties and responsibilities as described in its charter are to: (i) appoint our independent registered public accounting firm, evaluate our independent registered public accounting firm’s qualifications, independence and performance and approve the compensation of our independent registered public accounting firm, (ii) review and discuss with management and our independent registered public accounting firm the Company’s audited financial statements and the effectiveness of the Company’s internal control over financial reporting; (iii) review and pre-approve any proposed related-party transactions and/or affiliated transactions and (iv) oversee our risk management process. The Audit Committee held ten (10) meetings and did not act by written consent during fiscal year 2016. The Board of Directors has determined that Mr. Hilton is an “audit committee financial expert” as defined by Item 407 of SEC Regulation S-K, that each Audit Committee member has sufficient knowledge in reading and understanding the Company financial statements to serve on the Audit Committee and that each member of the Audit Committee is an “independent director” as currently defined under the NYSE listing standards and is “independent” as that term is defined in SEC Rule 10A-3.

Compensation Committee

The Compensation Committee currently consists of two (2) Directors: Messrs. Meyers (Chair) and Bencuya. The Compensation Committee assists the Board of Directors by reviewing, approving, modifying and administering the Company’s compensation plans, arrangements and programs.

Pursuant to its charter, the Compensation Committee’s primary responsibilities include the following:

●	evaluating the performance of, and reviewing and approving the compensation of, the Company’s Chief Executive Officer;

●

evaluating the performance of and reviewing and approving the levels of compensation for each employee who (i) is a corporate officer of the Company, (ii) is a Vice President and reports directly to the Chief Executive Officer or is a Section 16 Insider, or (iii) has a base salary rate of $215,000 or more per year;

●

reviewing and advising the Board of Directors concerning regional, industry-wide, and peer group compensation practices and trends in order to assess the adequacy and competitiveness within the industry of the Company’s executive compensation programs;

●

reviewing and recommending for adoption by the Board of Directors equity compensation plans, incentive and bonus programs, retirement plans, deferred compensation plans, and other similar plans and programs, and reviewing and recommending amendments to any such plans or programs; and

●	administering the Company’s equity compensation plans, incentive and bonus programs, retirement plans, deferred compensation plans, and other similar plans and programs.

The Compensation Committee held thirteen (13) meetings and acted by written consent two (2) times during fiscal year 2016. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” as currently defined under the NYSE listing standards.

The Compensation Committee has delegated to the Chief Executive Officer the authority to make any applicable option grants to new employees (other than executive officers) using grant levels previously approved by the Compensation Committee. Generally, grants approved by the Compensation Committee or the Chief Executive Officer do not become effective until the first trading day of the month following the month in which the grant was approved. The Compensation Committee has implemented this process to help ensure that option grants are done on a regular and consistent basis without regard to stock price performance or the Company’s release of material information. The Company’s executive officers, including the Named Executive Officers (as identified below), do not have any role in determining the form or amount of compensation paid to the Company’s Named Executive Officers and the Company’s other executive officers. However, the Compensation Committee does consider the recommendations of the Company’s Chief Executive Officer in setting compensation levels for the Company’s other executive officers.

Pursuant to its charter, the Compensation Committee is authorized to retain, and to approve the fees of, such independent compensation consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. For a description of the Compensation Committee’s processes and procedures for determining the compensation levels for our executive officers, please see the “Executive Compensation Matters – Executive Compensation Discussion and Analysis” section below.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of two (2) Directors: Messrs. Hilton (Chair) and Abdi. The Corporate Governance and Nominating Committee adopts and reviews compliance with ethical principles and governance standards applicable to the Company’s directors and executive officers to ensure corporate integrity and responsibility. The Corporate Governance and Nominating Committee also interviews, evaluates, nominates and recommends individuals for membership on the Company’s Board of Directors and committees thereof. The Corporate Governance and Nominating Committee held six (6) meetings and did not act by written consent during fiscal year 2016. The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is an “independent director” as currently defined under the NYSE listing standards.

If the Corporate Governance and Nominating Committee chooses to identify new director candidates for Board membership, it is authorized to retain, and to approve the fees of, third party director search firms to help identify prospective Director Nominees. The Corporate Governance and Nominating Committee has not formally adopted any specific, minimum qualifications that must be met by each candidate for the Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. The Corporate Governance and Nominating Committee believes that candidates and nominees must possess characteristics that will provide us with a Board comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have or have had experience in positions with a high degree of professional or industry responsibility, (iv) are or were leaders in the companies or institutions with which they are or were affiliated, (v) have qualifications that will increase overall Board effectiveness, (vi) have the ability and willingness to commit sufficient time to the Board and (vii) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

As provided in our Corporate Governance Principles, the Board is committed to diversified membership, seeking members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity and do not have professional commitments which might otherwise unreasonably interfere with the demands and duties needed to fully consider Company related matters or conflict with our interests. We believe our directors should possess the highest personal and professional integrity and values, and be committed to representing the long-term interests of our stockholders. While we have not prescribed specific standards for considering diversity among director nominees, we have determined it is desirable for the Board as a whole to encompass a range of talent, perspectives, background, skills and professional experience, enabling it to provide sound guidance with respect to the Company’s operations and interests. We expect our directors to possess high personal and professional ethics, practical wisdom, sound judgment, an inquisitive disposition and business acumen. We also endeavor to have a Board that reflects a range of experiences at policy making levels, as well as executive-level experience in areas and industries that are important to our business. We generally seek directors with strong reputations and experience in areas relevant to our strategy and operations, particularly in industries and markets that we serve as well as key geographic markets where we operate. We typically seek directors with experience in significant leadership positions, industry-specific knowledge, experience and insight and an understanding of finance and financial reporting processes. In addition to such experience, we believe our directors should possess other key individual characteristics and attributes that are important to an effective board. We believe it important for our directors to possess the aptitude or experience to understand fully the legal responsibilities of a director and the governance processes of a public company, as well as the personal qualities to be able to make a substantial active contribution to Board deliberations, including intelligence and wisdom, self-assuredness and interpersonal skills, courage, commitment, the willingness to ask a difficult question and the ability to engage management and each other in a collaborative and constructive fashion.

The Board has adopted a retirement age policy of 75 years of age, provided that the Board may choose to waive this policy in the case of any director or nominee as the Board shall deem appropriate and in the best interests of the Company’s stockholders.

In order to identify and evaluate nominees for director, the Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board of Directors, reviews qualifications of nominees, evaluates the performance of the Board of Directors as a whole and committee members separately, and evaluates the performance and qualifications of individual members of the Board of Directors eligible for re-election at the annual meeting of stockholders. In doing so, the Corporate Governance and Nominating Committee considers such factors as character, diversity, skills, judgment, independence, industry experience, professional expertise, corporate experience, length of service, other commitments and the like, and the general needs of the Board, including applicable independence requirements. The Corporate Governance and Nominating Committee considers each individual candidate both in the context of the current composition of the Board and the evolving needs of our business. The Corporate Governance and Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

The Corporate Governance and Nominating Committee will consider recommendations for candidates to the Board of Directors from stockholders. In evaluating such recommendations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above. A stockholder that desires to nominate a candidate for election to the Board of Directors shall direct the nomination in writing to Exar Corporation, attention: Secretary, 48720 Kato Road, Fremont, California 94538, on a timely basis in accordance with the Company’s Bylaws, and must include the candidate’s name, age, home and business contact information, detailed biographical data and qualifications, including principal occupation or employment; the class and number of shares of the Company that are beneficially owned by the candidate; a description of all arrangements or understandings between the stockholder and the candidate and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the stockholder; information regarding any relationships between the candidate and the Company within the last three years; information regarding the recommending person’s name, address and ownership of Company stock; a statement from the recommending stockholder in support of the candidate; references, particularly within the context of the criteria for Board membership, including issues of character, diversity, skills, judgment, independence, industry experience, professional expertise, corporate experience, length of service, other commitments and the like; a written indication by the candidate of her/his consent to be named in the proxy statement, if nominated, and to serve, if elected; and any other information relating to the stockholder or to the candidate that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or the Company’s Bylaws.

Policy Regarding Director Attendance at Annual Meetings of Stockholders

Under our Corporate Governance Principles, the Company requires all incumbent directors and nominees for election to the Board to attend each annual meeting of stockholders. With the exception of Mr. Abdi, the Company’s then serving directors attended the 2015 Annual Meeting of Stockholders held on September 17, 2015.

Stockholder Communications with the Board of Directors

Any stockholder or interested party that desires to communicate directly with the Board of Directors or one or more of its members concerning the affairs of the Company shall direct the communication in written correspondence by letter to Exar Corporation, attention: Secretary, 48720 Kato Road, Fremont, California 94538. When such communication is intended for individual members of the Board of Directors, the intended recipients shall be clearly indicated in bold type at the beginning of the letter. Alternatively, a stockholder may communicate with the non-employee members of the Board via the Contact Us section of our corporate website at https://www.exar.com under the Corporate- Investor Relations section.

Board Leadership Structure

As provided in our Corporate Governance Principles, our policy as to whether the role of the Chairman and the Chief Executive Officer should be separate is to adopt the practice that best serves the stockholders’ interests and our needs at any particular time. We currently separate the roles of Chief Executive Officer and Chairman as we believe this structure enhances the Board’s oversight of, and independence from, Company management, the ability of the Board to carry out its roles and responsibilities on behalf of our stockholders and our overall corporate governance structure. By separating the roles of Chief Executive Officer and Chairman, the Chief Executive Officer is able to focus his time and energy on managing the Company and leverage the experience and perspective of our Chairman, who is well positioned to provide our Chief Executive Officer with guidance, advice and counsel regarding our business, operations and strategy. We believe that our separate Chief Executive Officer/Chairman structure is the most appropriate and effective leadership structure for the Company and our stockholders at this time. The position of Chairman is currently vacant. As a result, the non-management independent directors will choose a new director to preside as Chairman at the regularly scheduled executive session after the Annual Meeting.

Board Oversight of Risk Management

The Board believes that evaluating how the executive team manages the various risks confronting us is one of its most important areas of oversight. The Board believes an effective risk management system will timely identify the material risks that we face, communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, implement appropriate and responsive risk management strategies consistent with our risk profile, and integrate prudent risk management into our decision-making.

In carrying out this critical responsibility, the Board is advised periodically by key members of management with primary responsibility for risk management, including our Chief Executive Officer, Chief Financial Officer and Legal Counsel, and periodically reviews risks associated with our strategic plan. The Board also exercises its risk oversight responsibilities through its various committees. The Board has designated the Audit Committee with primary responsibility over evaluating and monitoring our overall risk management processes. Among its duties, the Audit Committee is charged with discussing policies with respect to risk assessment and risk management and the steps management has taken to monitor and control such exposure. The Audit Committee reviews with management our policies with respect to risk assessment and management of risks that may be material to the Company, our system of disclosure controls and system of internal controls over financial reporting (which are audited by an independent third party), and our compliance with legal and regulatory requirements. In addition, the Audit Committee meets regularly with management, including our finance and accounting personnel, and in private sessions with our independent registered public accounting firm, where aspects of risk management are discussed. The Audit Committee makes periodic reports to the Board regarding such briefings, as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of our risk management processes. While our Audit Committee has primary responsibility for overseeing enterprise risk management, each of our other Board committees also considers risk within its area of responsibility. For example, our Corporate Governance and Nominating Committee reviews risks related to legal and regulatory compliance as they relate to corporate governance structure and processes, and our Compensation Committee reviews risks related to compensation matters. Our Board is periodically apprised by the committee chairs of significant risks and management’s responses to those risks.

Our management is responsible for day-to-day risk management. Our finance and legal teams serve as the primary monitoring and testing function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for our ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels. In addition, the Board encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations. Each of our Chief Executive Officer, Chief Financial Officer and Legal Counsel have primary responsibility for and oversight of certain aspects of risk management and report to the Board on such matters. The Board also continually works, with the input of our executive officers, to assess and analyze the most likely areas of future risk for the Company. We believe that the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

Risk Assessment of Compensation Policies and Practices

Our compensation programs throughout the organization are designed to maintain an appropriate balance between long-term and short-term incentives by utilizing a combination of compensation components, including base salary, annual incentive awards, and long-term equity awards. Although not all employees in the organization have compensation comprised of all three of those components, the compensation programs are generally structured so that any short-term cash incentives are not likely to constitute the predominant element of an employee’s total compensation package and that other components will serve to balance any incentive to take inappropriate risks that short-term cash compensation opportunities may otherwise encourage. For a discussion of the primary components of the compensation packages for the Company’s executive officers, please see the section below entitled “Executive Compensation—Compensation Discussion and Analysis.”

In general, our incentive compensation programs are designed to reward eligible employees who commit to and deliver on goals which are intended to be challenging yet provide them a reasonable opportunity to reach the baseline amounts, while requiring meaningful growth to reach the target level and substantial growth to reach the maximum level. The amount of growth required to reach the maximum level of compensation is intended to be achievable within the context of our normal business planning cycle and we do not believe it to be at such an aggressive level that it would induce eligible employees to take inappropriate risks that could threaten our financial and operating stability. While a number of employees participate in performance-based incentive plans, we believe that those plans are structured in a manner that encourages the participating employees to remain focused on both the short- and long-term operational and financial goals of the Company in several key respects. For example, our sales employees are included in annual sales commission incentive plans that are subject to in-line and cross functional review during both the design stage and the incentive payment process. Payments are based upon the achievement of current quarter qualified design wins and revenue numbers against established targets. In order to help ensure that payments are made only on qualified transactions, the quarterly payment amount is based on net revenue (less customer returns).

A significant portion of the compensation provided to our executive officers and other senior employees is in the form of long-term equity awards that are important to help further align the interests of the recipient with those of our stockholders. We believe that these awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to our stock price. These equity awards are subject to long-term vesting schedules to help ensure that recipients have significant value tied to our long-term and sustained stock price performance. Awards under the annual incentive program for executives are also denominated in restricted stock units to further align the interests of executives with those of our stockholders and are determined using multiple performance criteria. In addition, the awards are subject to adjustment by the Compensation Committee based on the executive’s individual performance and subject to maximum payout levels established by the Compensation Committee in approving the program.

Based on these considerations, we do not believe that our compensation programs create risks that are reasonably likely to have a material adverse effect on the Company.

Summary of Non-Employee Director Compensation

Compensation for members of the Company’s Board of Directors who are not also employed by the Company or any of its subsidiaries, referred to herein as “Non-Employee Directors,” during fiscal year 2016 generally consisted of cash retainers and an annual equity award. The compensation paid to Mr. DiNardo, who served as the Company’s Chief Executive Officer and President, and the compensation paid to Mr. Leza, who served as the Company’s Interim Chief Executive Officer and President, during fiscal year 2016 is presented below in the Summary Compensation Table and the related explanatory tables within the “Executive Compensation” section below.

Cash Retainers.

Under the current compensation program for Non-Employee Directors, the annual retainer for each Non-Employee Director is $40,000. The Chair of the Board receives an additional $40,000 annual retainer; the Chair of the Audit Committee receives an additional $30,000 annual retainer; the Chair of the Compensation Committee receives an additional $20,000 annual retainer; and the Chair of the Corporate Governance and Nominating Committee receives an additional $10,000 annual retainer.

In addition, each member of the Audit Committee (other than the Chair) receives an additional annual retainer of $8,000; each member of the Compensation Committee (other than the Chair) receives an additional annual retainer of $4,000; and each member of the Corporate Governance and Nominating Committee (other than the Chair) receives an additional annual retainer of $3,000.

We also reimburse Non-Employee Directors for documented expenses for travel and professional education incurred in connection with their duties as directors of the Company.

Equity Awards.

Under the current compensation program for Non-Employee Directors, on the first trading day of the month following a Non-Employee Director’s initial election or appointment to the Board of Directors, the Non-Employee Director will receive, subject to prior approval by the Board of Directors or the Compensation Committee, an option to purchase 40,000 shares of our Common Stock. This initial option will have an exercise price equal to the closing price of our Common Stock on the grant date and will vest in four equal annual installments over the four-year period following the grant date. In addition, on the first trading day of the month following such Non-Employee Director’s initial election or appointment to the Board of Directors, the Non-Employee Director will receive, subject to prior approval by the Board of Directors or the Compensation Committee, 28,000 restricted stock units (with the first 7,000 of such restricted stock units subject to proration based on the amount of time elapsed since the most recent annual meeting of stockholders). This initial restricted stock unit award will vest in four annual installments of 7,000 units each on, with respect to each year, the earlier to occur of the anniversary of the grant date or the annual meeting of stockholders that occurs in such year (with the first such installment, in the case of a prorated award, consisting of the prorated portion of the first 7,000 units).

The program also provides that each Non-Employee Director continuing in office following an annual meeting of stockholders will be granted upon the first trading day of the month following the annual meeting date and subject to prior approval by the Board of Directors or the Compensation Committee an option to purchase 10,000 shares of Common Stock that will vest in full upon the earlier of the fourth anniversary of the grant date. Furthermore, each Non-Employee Director continuing in office after an annual meeting of stockholders will, subject to prior approval by the Board of Directors or the Compensation Committee, receive 7,000 restricted stock units upon the first trading day of the month following the annual meeting date. This restricted stock unit award will vest in full upon the earlier of the fourth anniversary of the grant date or the annual meeting of stockholders that occurs in the fourth year following such grant date. A Non-Employee Director serving as Chair of the Board of Directors as of an annual meeting date will receive an additional 2,500 restricted stock units upon the first trading day of the month following the annual meeting date. The Chair restricted stock unit award will vest upon the earlier of the first anniversary of the grant date or the next annual meeting of stockholders following such grant date. Non-Employee Directors are also eligible to receive discretionary grants under the Company’s stock incentive plans as approved by the Board of Directors or the Compensation Committee.

Each of the grants of restricted stock units and stock options to the Non-Employee Directors as described above will be made in accordance with our equity grant practices and will vest, in full or in part, upon a change of control of the Company or certain other corporate transactions that result in termination of the director’s service on the Board of Directors. The equity awards granted to our Non-Employee Directors during fiscal year 2016 are described in footnote (3) to the Director Compensation Table below. Each of these awards was granted under, and is subject to the terms of, the Company’s 2006 Equity Incentive Plan (the “2006 Plan”) and, as to grants made after the 2014 annual meeting, the Company’s 2014 Equity Incentive Plan (the “2014 Plan”). The Board of Directors or the Compensation Committee administers the 2006 Plan and the 2014 Plan as to Non-Employee Director awards.

Director Compensation Table—Fiscal Year 2016

The following table presents information regarding the compensation paid for fiscal year 2016 to the Non-Employee Directors. As noted above, the compensation paid to Mr. DiNardo, who served as the Company’s Chief Executive Officer and President, and the compensation paid to Mr. Leza, who served as the Company’s Interim Chief Executive Officer and President, during fiscal year 2016 is presented below in the Summary Compensation Table and the related explanatory tables within the “Executive Compensation” section below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(1)(2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Behrooz Abdi	51,000	39,900	17,848	—	—	—	108,748
Izak Bencuya	60,000	39,900	17,848	—	—	—	117,748
Pierre Guilbault	40,000	39,900	17,848	—	—	—	97,748
Brian Hilton	77,608	39,900	17,848	—	—	—	135,356
Gary Meyers	60,000	39,900	17,848	—	—	—	117,748

(1)

The amounts reported in Columns (c) and (d) of the table above for fiscal year 2016 reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our Non-Employee Directors during fiscal year 2016. These values have been determined under the principles used to calculate the grant-date fair value of equity awards for purposes of our financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in Column (c) and Column (d), please see the discussion of stock awards and option awards contained under the section entitled “Stock-Based Compensation” beginning on page 76 of our Annual Report on Form 10-K for fiscal year 2016 filed with the SEC on May 27, 2016.

(2)	The following table presents the number of outstanding and unexercised option awards and the number of unvested stock awards held by each of the Non-Employee Directors as of March 27, 2016.

Director	Number of Shares Subject to Outstanding Options as of 3/27/16	Number of Unvested Restricted Stock Units as of 3/27/16

Behrooz Abdi	70,000	28,000
Izak Bencuya	70,000	28,000
Pierre Guilbault	104,852	28,000
Brian Hilton	97,339	28,000
Gary Meyers	70,000	28,000

(3)

As described above, we granted Messrs. Abdi, Bencuya, Guilbault, Hilton and Meyers an award of restricted stock units on October 1, 2015 following our 2015 Annual Meeting of Stockholders. The awards to each of these Non-Employee Directors consisted of 7,000 restricted stock units and had a grant-date fair value of $39,900.

Messrs. Abdi, Bencuya, Guilbault, Hilton, Leza and Meyers were also granted stock options on October 1, 2015. The stock option grants to each of these Non-Employee Directors consisted of 10,000 shares and had a grant-date fair value of $17,848.

For these purposes, the “grant-date fair value” of an award is determined under the principles used to calculate the grant-date fair value of equity awards for purposes of our financial statements. See footnote (1) above for the assumptions and methodologies used to value these awards.

Director Stock Ownership Guidelines

In May 2007, the Board adopted the following stock ownership guidelines for its directors:

Director candidates who have agreed to stand for election by the stockholders or for appointment by the Board of Directors to fill a vacancy are asked to purchase a nominal number of shares of our Common Stock (at least 1,000 shares). The shares should normally be acquired as follows:

1.	In the case of appointment by the Board of Directors to fill a vacancy on the Board of Directors, either before or within 30 days following such appointment; or

2.

In the case where a new candidate is to stand for election by the stockholders, the Common Stock should be purchased upon nomination by the Board of Directors to stand for election by the stockholders.

Within three years of becoming a director, each director is expected to accumulate and thereafter continue to hold a minimum of 14,500 shares of our Common Stock. Restricted stock and shares issued upon distribution pursuant to restricted stock units are applied toward this goal. The shares must be held by the director as an individual or as part of a family trust. Shares subject to outstanding and unexercised options do not count for purposes of this stock ownership requirement.

It is intended that directors hold, through outright ownership and through equity award grants, a meaningful number of shares of our Common Stock and that the guidelines be flexible in appropriate circumstances in order to avoid foreclosing the appointment of viable candidates for the Board of Directors. We believe that each current director who has served on the Board for at least three years is in compliance with these ownership guidelines.

PROPOSAL 1

ELECTION OF DIRECTORS

The size of the Board of Directors is currently fixed at six (6) directors, and the Board of Directors is presently composed of six (6) members with no vacancy. The term of office for each of our directors expires at the Annual Meeting.

The Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, has nominated Messrs. Behrooz Abdi, Izak Bencuya, Ryan A. Benton, Pierre Guilbault, Brian Hilton, and Gary Meyers for election to the Board at the Annual Meeting. Each of the nominees is a current director who was elected by our stockholders at the 2015 Annual Meeting of Stockholders, with the exception of Mr. Benton, who is a current director and appointed to the Board of Directors on May 31, 2016. Mr. Leza resigned from the Board of Directors on June 30, 2016 and is not standing for re-election to the Board at the Annual Meeting. As a result, the Board of Directors reduced the size of the Board to six Directors. If elected at the Annual Meeting, each of the nominees will serve as a director for a term of one year expiring at the 2017 Annual Meeting of Stockholders, or until his successor is duly elected and qualified or until his earlier death, resignation or removal. Each individual nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve if elected. As a result of Mr. Leza’s resignation and reduction of the size of the Board of Directors, if each of the nominees above are elected at the Annual Meeting, the Board of Directors following the Annual Meeting will be comprised of six (6) members with no vacancies.

There is no family relationship between any of our directors or executive officers and there are no arrangements or understandings between any of our directors and any other person pursuant to which such director was or is to be selected as a director (other than such arrangements or understandings with such directors acting solely in their capacities as such).

The following table sets forth certain information as of the Record Date concerning our current directors:

Name	Age	Director Since	Position with Exar	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Independence
Behrooz Abdi	55	2012	Director	X		X	Y
Izak Bencuya	62	2009	Director	X	X		Y
Ryan A. Benton	45	2016	Chief Executive Officer and Director				N
Pierre Guilbault	61	2007	Director				N
Brian Hilton	73	2007	Director	C		C	Y
Gary Meyers	51	2008	Director	X	C		Y

A brief description of the principal occupation, position and business experience, including other public company directorships, for at least the past five years of each of our current directors is set forth below (each of whom has been nominated for re-election to the Board). Each director’s biographical information includes a description of the primary experience, qualifications, attributes or skills that qualify the director to serve on the Company’s Board of Directors at this time.

Directors Standing for Re-election

BEHROOZ ABDI

Mr. Abdi became a director on September 26, 2012. Mr. Abdi has been providing executive leadership and funding to various early stage companies focused on clean energy technologies, semiconductors, mobile applications, and related services since December 2011. As of October 24, 2012, Mr. Abdi is Chief Executive Officer and President of InvenSense Inc., a publicly traded company providing MotionTracking™ devices for consumer electronics products. He currently serves as a director at Tabula Inc., a privately held company. From November 2009 to December 2011, Mr. Abdi served as Executive Vice President at NetLogic Microsystems Inc., a provider of high performance intelligent semiconductor solutions for next generation networks (acquired by Broadcom Corporation). From November 2007 to November 2009, Mr. Abdi was President and CEO at RMI Corporation, a software and support company. From March 2004 to November 2007, he was Senior Vice President and General Manager for Qualcomm Incorporated, a company providing 3G and next-generation mobile technologies. From July 1985 to December 2004, Mr. Abdi served in a number of executive management and engineering positions with Motorola Inc., a company providing integrated communications and embedded electronic solutions. He holds a B.S.E.E. from Montana State University and M.S.E.E. from Georgia Institute of Technology. Among other qualifications, Mr. Abdi brings extensive technological experience, knowledge and background in the clean energy technologies, semiconductor and mobile applications industries and related fields, to the Board of Directors.

IZAK BENCUYA

Izak Bencuya became a director of the Company in February 2009. Dr. Bencuya is an independent consultant on energy and power management in alternative energy applications. Dr. Bencuya was the Chief Executive Officer of Deeya Energy, a cleantech company dedicated to developing and manufacturing electrical energy storage systems, from June 2008 until April 2010. He worked for 13 years at National Semiconductor and then was the Executive Vice President of Fairchild Semiconductor and the General Manager of the Functional Power Products Group in San Jose, California until the end of 2007. Dr. Bencuya has over 25 years of power semiconductor industry experience. He began his career at Yale University where he researched ultra thin oxide MOS devices. Dr. Bencuya later worked at GTE Laboratories and Siliconix in various research and management roles to develop and market leading edge Power Devices, such as MOSFETs, IGBTs and SITs. He joined Fairchild Semiconductor in 1994 to start the Power Products business which grew to be a $950 million annual revenue business under his leadership providing Power Semiconductor solutions for all power supply applications in the computing, communications, industrial, consumer and automotive markets. Dr. Bencuya has a B.S. in Electrical Engineering from Bogazici University in Istanbul, Turkey and an M.S. and PhD in Engineering and Applied Science from Yale University. He is a member of the IEEE Electron Device Society. Dr. Bencuya holds 22 patents and has been published extensively in the electronics field. Among other qualifications, Dr. Bencuya brings extensive technological experience, knowledge and background in the semiconductor industry and related fields, to the Board of Directors.

RYAN A. BENTON

Ryan A. Benton was promoted to serve as the Company’s CEO and a member of the Board of Directors in May 2016 after having served as Senior Vice President and Chief Financial Officer since December 2012. Prior to joining the Company, from May 2012 to December 2012, Mr. Benton was Chief Financial Officer of SynapSense, a private venture backed company serving the Data Center Infrastructure Management market. Prior to SynapSense, from February 2007 until May 2012, Mr. Benton was Chief Financial Officer of SoloPower Inc., a manufacturer of thin-film solar cells and flexible solar modules. From November 2004 until February 2007, Mr. Benton served as a financial consultant for the United States subsidiary of ASM International NV, a semiconductor capital equipment company, where he supported acquisitions and integration process. He also served as Chief Financial Officer for PB Unlimited, an advertising specialty manufacturer, from April 2002 through November 2004. Mr. Benton served as corporate controller for eFunds, a public company that provides information technology solutions for the financial service industry, where he was employed from September 2000 until March 2002. Mr. Benton received his B.A. from the University of Texas. Among other qualifications, Mr. Benton brings extensive financial, operational as well as executive leadership experience, to the Board of Directors.

PIERRE GUILBAULT

Pierre Guilbault became a director of the Company upon the acquisition of Sipex Corporation (“Sipex”) by the Company in August 2007. Mr. Guilbault served as a member of Sipex’s board of directors from September 2006 to August 2007. He has been with Future Electronics Inc. (“Future”), the Company’s largest distributor and an affiliate of the Company’s largest stockholder, since October 2002 as Executive Vice President and Chief Financial Officer. Prior to joining Future, Mr. Guilbault was Executive Vice President and Chief Financial Officer of My Virtual Model, Motion International Inc. and Steinberg, Inc. Mr. Guilbault became a Chartered Accountant in 1981 and earned a bachelor’s degree in Business Administration from University of Quebec at Montreal. Among other qualifications, Mr. Guilbault brings extensive finance experience in both high-technology and other industries as well as related international business experience, including service as a public company chief financial officer, to the Board of Directors.

BRIAN HILTON

Brian Hilton became a director of the Company through the acquisition of Sipex by the Company in August 2007. Mr. Hilton served as a member of Sipex’s board of directors from July 2004 to August 2007 and as the Chairman of the board of directors of Sipex from October 2006 to August 2007. He has over 35 years of experience in the semiconductor industry. Mr. Hilton has been retired since 2002. From 1997 to 2002, Mr. Hilton was President of Avnet Electronics Marketing, a global electronics distributor. In this role, Mr. Hilton was responsible for building Avnet’s Asian business and expanding its presence in Europe, the Middle East and Africa. Prior to Avnet, Mr. Hilton spent 30 years at Motorola, Inc., reaching the position of Corporate Vice President and Director of Worldwide Sales and Marketing for Motorola Semiconductor Products Sector (“SPS”). From 1979 to 1981, Mr. Hilton served as Vice President Finance & Administration for Motorola SPS. From 1976 to 1978, Mr. Hilton served as the Vice President and Corporate Controller for Motorola Canada Limited. From 1969 to 1971, Mr. Hilton served as Division Controller for the Motorola Automotive Products Division. From 1964 to 1967, Mr. Hilton participated in the General Motors financial management program. Mr. Hilton currently serves as a director of Border States Electric. Mr. Hilton graduated with a BA from the University of Manitoba. Among other qualifications, Mr. Hilton brings extensive finance and accounting experience in both high-technology and other industries, in particular strong channel experience, to the Board of Directors.

GARY MEYERS

Gary Meyers became a director of the Company in May 2008. Since April 2012, Mr. Meyers has served as President and Chief Executive Officer, and member of the board of directors of FusionOps, a provider of cloud based supply chain analytics solutions. Mr. Meyers served as Vice President and General Manager, Synplicity Business Group of Synopsys, Inc., a leading supplier of EDA software from May 2008 through April 2010. From October 2004 until its acquisition by Synopsys in May 2008, Mr. Meyers served as President and Chief Executive Officer of Synplicity, Inc., a public company supplying EDA tools for the programmable logic market, and from January 2005 until its acquisition as a member of the board of directors of Synplicity. From August 2004 to October 2004, he served as Synplicity’s President and Chief Operating Officer, and from November 1999 to August 2004, Mr. Meyers served as Synplicity’s Vice President of Worldwide Sales. Mr. Meyers served on the board of directors of Oasys Design Systems, an Electronic Design Automation (EDA) firm from February 2011 through its acquisition by Mentor Graphics Corporation in January 2014. Mr. Meyers also served on the board of directors of Mentor Graphics Corporation from May 2011 to May 2012 and on the board of directors of SpiraTech Limited prior to its acquisition by Mentor Graphics Corporation. He also held a number of senior sales and marketing management positions at LSI Corporation, a semiconductor firm, from 1988 through 1997. Mr. Meyers has an MBA from UCLA, and he received his BSEE, Summa Cum Laude, from the University of Maryland. Among other qualifications, Mr. Meyers brings extensive experience in the semiconductor industry, in particular a strong systems level background, as well as executive leadership experience, to the Board of Directors.

Required Vote

The affirmative vote of the holders of a plurality of the shares present in person or represented by proxy at the Annual Meeting and voting is required for the election of each of the above nominees. The six (6) nominees for election to the Board who receive the highest number of affirmative votes shall be elected as directors. You may not vote for more than six (6) nominees, and the proxies solicited by this Proxy Statement may not be voted for more than six (6) nominees. The election of directors is not a matter on which a broker or other nominee is empowered to vote and therefore there may be broker non-votes on Proposal 1; however, broker non-votes and withheld votes will have no effect on the outcome of the election of candidates for director.

Notwithstanding the foregoing, the Board of Directors has adopted a policy that, in an uncontested election, any nominee elected to the Board but not receiving the affirmative vote of at least a majority of the shares present in person or represented by proxy and voting at the Annual Meeting shall immediately submit his or her resignation to the Board. The Board will then accept or reject such resignation as it shall deem advisable and in the best interests of our stockholders.

Should any nominee(s) become unavailable to serve before the Annual Meeting, the proxies will be voted by the proxy holders for such other person(s) as may be designated by the Board of Directors or for such lesser number of nominees as may be prescribed by the Board of Directors. Votes cast for the election of any nominee who has become unavailable will be disregarded.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the election of the above nominees.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of BDO USA, LLP, independent registered public accounting firm for the Company, to provide audit services for the fiscal year ending April 2, 2017, and is asking the stockholders to ratify this appointment. In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

Representatives of BDO USA, LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Paid to Principal Accountant

The following table shows the fees paid or accrued by us for audit and other services provided by BDO USA, LLP for fiscal years 2016 and 2015.

Description of Services	2015	2016

Audit Fees	$690,405	$700,387
Audit-Related Fees	$393,721	$--
Tax Fees	$131,000	$28,000
All Other Fees	$--	$38,400

Total	$1,215,126	$766,787

Audit Fees. Audit Fees relate to professional services rendered in connection with the audit of our annual financial statements and the audit of internal controls, quarterly review of financial statements included in our Quarterly Report on Form 10-Q, and audit services provided in connection with other statutory and regulatory filings.

Audit-Related Fees. Audit-Related Fees include professional services reasonably related to the audit of our financial statements, including but not limited to due diligence services related to acquisitions.

Tax Fees. Tax Fees include professional services related to tax compliance, tax advice and tax planning, including but not limited to, the preparation of federal and state tax returns.

All Other Fees. All Other Fees include professional services related to non-audit related consulting services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s charter requires that the Audit Committee pre-approve all audit and non-audit services provided to the Company by the independent auditors. All of the fiscal year 2016 Audit and Audit-Related fees were pre-approved by the Audit Committee of the Company’s Board of Directors.

Required Vote

The affirmative vote of a majority of the shares present in person or represented by proxy and voting on the matter is required to ratify the selection of BDO USA, LLP as the Company’s independent registered public accounting firm.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of BDO USA, LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending April 2, 2017.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote to approve the compensation of the Named Executive Officers as disclosed in this proxy statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).

As described more fully in the Compensation Discussion and Analysis beginning on page 19 of this proxy statement, the objectives of our executive compensation program are to allow us to recruit and retain superior talent, to create a direct relationship between executive compensation and performance, and to create proper incentives to enhance the value of the Company and reward superior performance.

In furtherance of these objectives, the Company’s executive compensation program includes a number of features intended to reflect best practices in the market and help ensure that the program reinforces stockholder interests by linking the compensation we pay to our executives directly to our performance. These features include the following:

●

The long-term incentive equity awards granted to the Named Executive Officers in fiscal year 2016 consisted of stock options which are subject to multi-year vesting schedules and have value only if the Company’s stock price increases over the vesting period and awards of restricted stock units that are subject to multi-year vesting schedules which provide an additional retention incentive. Certain of these awards also include performance-based vesting requirements linked to the long-term growth and development of the Company. These equity awards are intended to further align the interests of the Company’s executives with those of stockholders.

●

Annual incentive awards for executives are subject to achievement of specific short-term goals deemed important to our long-term growth and success. These awards are determined based on multiple financial goals, and no incentives are paid unless the Company achieves specific threshold levels of performance. The performance goals established under the program are intended to be challenging, and consistent with our pay-for-performance philosophy. As described in more detail below, based on the Company’s financial performance in fiscal year 2016, annual incentive awards for the Named Executive Officers under the management incentive program were not paid.

●

Annual incentive awards are also generally granted in the form of restricted stock units, rather than cash bonuses, and thus further link the interest of executives with those of stockholders as the value of the bonus opportunity fluctuates with the Company’s stock price over the corresponding year. The awards (if payable) are subject to maximum payout amounts.

Our executive compensation program has been carefully designed to support our long-term business strategies and drive creation of stockholder value. We believe that it is aligned with the competitive market for talent, very sensitive to Company performance and structured to provide long-term incentives to maintain and improve the Company’s long-term profitability. We believe the program delivers reasonable pay which is strongly linked to Company performance over time and compares favorably with the compensation programs of our peer companies.

Given the information provided above and elsewhere in this proxy statement and in accordance with the requirements of Section 14A of the Securities Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related SEC rules and regulations, the Board of Directors asks you to approve the following resolution:

“RESOLVED, that the Company’s stockholders approve the compensation of the Company’s Named Executive Officers described in the proxy statement under the section titled “Executive Compensation”, including the Compensation Discussion and Analysis, compensation tables and other narrative executive compensation disclosures therein, required by Item 402 of Regulation S-K.”

The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of the Named Executive Officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2017 Annual Meeting of Stockholders.

Required Vote

The say-on-pay proposal will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy and voting on the matter.

As an advisory vote, this proposal is non-binding on the Company, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the approval of the compensation of our named executive officers disclosed in this proxy statement under the section titled “Executive Compensation,” including the compensation tables and other narrative executive compensation disclosures therein, required by Item 402 of SEC Regulation S-K.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote the shares they represent as the Board of Directors recommends. Discretionary authority with respect to such other matters is granted by the execution of a proxy.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information, as of March 27, 2016, concerning shares of our Common Stock authorized for issuance under all of the Company’s equity compensation plans. We maintain the following equity compensation plans: the Exar Corporation 1998 Employee Stock Participation Plan (the “ESPP”), the Exar Corporation 2006 Plan (the “2006 Plan”) and the Exar Corporation 2014 Stock Plan (the “2014 Plan”). Each of these plans has been approved by the Company’s stockholders. In addition, pursuant to its merger with Sipex Corporation, the Company assumed the following plans: the Sipex Corporation 1997 Stock Option Plan (the “Sipex 1997 Plan”), the Sipex Corporation 1999 Stock Plan (the “Sipex 1999 Plan”), the Sipex Corporation 2000 Non-Qualified Stock Option Plan (the “Sipex 2000 Plan”), the Sipex Corporation Amended and Restated 2002 Nonstatutory Stock Option Plan (the “Sipex 2002 Plan”) and the Sipex 2006 Plan. Other than the Sipex 2000 Plan and the Sipex 2002 Plan, each of these plans was approved by the stockholders of Sipex Corporation.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	6,338,062	(1)	$8.13	(2)	5,331,171	(3)
Equity compensation plans not approved by stockholders	1,122,570	(4)	$6.49		—
Total	7,460,632		$8.83		5,331,171

(1)

Of these shares, 2,552,569 were subject to stock options granted under the 2014 Plan, 3,040,770 were subject to stock options granted under the 2006 Plan, and 161,150 were subject to stock options granted under the Sipex 2006 Plan. In addition, this number includes 312,662 shares that were subject to outstanding stock unit awards granted under the 2014 Plan and 270,911 shares that were subject to outstanding stock unit awards granted under the 2006 Plan. This number and the number reflected in column (b) do not include 845,324 shares that were subject to stock options and 7,260 shares that were subject to outstanding stock unit awards assumed by the Company that (1) were outstanding under the Sipex 1997 Plan or that were subject to grants not made under a plan at the time of our acquisition of Sipex Corporation and (2) were granted under the iML stock option plans and assumed under the 2006 plan (such assumed options having a weighted average exercise price per share of $8.70).

(2)	This amount does not reflect the outstanding restricted stock unit awards granted under the 2006 Plan or the 2014 Plan.

(3)

This number of shares is presented after giving effect to the 29,016 shares purchased under the ESPP for the purchase period that ended March 27, 2016. Of these shares, 4,014,384 were available for award grants under the 2014 Plan, and 1,316,787 were available for issuance under the ESPP. The shares available for awards under these plans are, subject to certain other limits under the applicable plan, generally available for any type of award authorized under that plan, including stock options, and, other than as to the ESPP, stock appreciation rights, restricted stock awards, stock bonuses and other stock-based awards.

(4)

Of these shares, 8,462 were subject to stock options granted under the Sipex 2000 Plan, and 34,108 were subject to stock options granted under the Sipex 2002 Plan. In addition, 1,080,000 of these shares were subject to stock options granted to Mr. DiNardo in connection with his commencing employment with the Company. These options were not granted under any of the Company’s equity incentive plans.

Equity Compensation Plans Not Approved by Stockholders

Sipex 2000 Plan and Sipex 2002 Plan. The Sipex 2000 Plan was adopted by the Sipex board of directors on October 31, 2000, and the Sipex 2002 Plan was adopted by the Sipex board of directors on September 21, 2001. Pursuant to the merger, we assumed the options that were outstanding under these plans at the time of the merger and have the authority to make grants under these plans after the merger. Under the terms of these plans and as provided under the applicable listing exchange rules, our Board of Directors or the Compensation Committee may grant nonqualified stock options to individuals employed by Sipex or its subsidiaries on or after the merger date and other eligible persons not employed by us or our subsidiaries at the time of the merger. Our Board of Directors or the Compensation Committee determines the purchase price for any shares of our Common Stock subject to an option granted under these plans, the vesting schedule (if any) applicable to each grant, the term of each grant, and the other terms and conditions of each grant, in each case subject to the limitations of the applicable plan. Generally, options granted under these plans may not be for a term of more than ten years and, subject to limited exceptions, the exercise price of those options may not be less than the fair market value of the stock subject to the award at the time of the grant.

The Sipex 2000 Plan provides that vested options may generally be exercised for (a) three months after termination of service other than as a result of death or disability, or (b) 180 days after termination of service as a result of death or disability. The Sipex 2002 Plan provides that vested options may generally be exercised for (a) three months after termination of service other than due to death or disability, or (b) six months after termination of service as a result of disability or death. Each of these plans permits options to be exercised with cash, other shares of our Common Stock, or any other form of legal consideration acceptable to our Board of Directors or Committee. Our Board of Directors or Committee has the authority to accelerate the vesting of any option under these plans. In the event of a consolidation, merger, or asset sale, the board of directors of any entity assuming these plans shall, as to any outstanding options, either (i) make appropriate provision for the continuation of such options, (ii) provide that such options must be exercised within a specified period time, at the conclusion of which any unexercised options will terminate, or (iii) terminate all options in exchange for a cash payment.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of July 13, 2016:

●	each stockholder who is known by the Company to own beneficially more than 5% of our Common Stock;

●	each of our Named Executive Officers;

●	each of our directors; and

●	all of our directors and executive officers as a group.

Unless otherwise indicated, to the Company’s knowledge, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC. Applicable percentage ownership is based on 49,010,225 shares of Common Stock outstanding as of July 13, 2016. In computing the number and percentage of shares beneficially owned by a particular person, shares of Common Stock subject to options currently exercisable or exercisable within sixty (60) days after July 13, 2016 and restricted stock units for shares of Common Stock which are scheduled to vest and be distributed within sixty (60) days after July 13, 2016 are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each person listed in the table below is c/o Exar Corporation, 48720 Kato Road, Fremont, California 94538.

Beneficial Owner (1)	Number of Shares	Percent of Total
Alonim Investments Inc(2) 1501 McGill College Avenue, 26th Floor, Montreal, Quebec, H3A 3N9	7,591,607	15.49%
BlackRock, Inc.(3) 40 East 52nd Street, New York, NY 10022	4,854,391	9.90%
Boston Partners(4) One Beacon Street, 30th Floor Boston, MA 02108	3,836,616	7.83%
Wellington Management Group LLP(5) c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	3,782,439	7.72%
Soros Fund Management, LLC(6) 888 Seventh Avenue, 33rd Floor, New York, NY 10106	2,557,166	5.22%
Behrooz Abdi(7)	50,540	*
Izak Bencuya(8)	85,000	*
Pierre Guilbault(9)	85,000	*
Brian Hilton(10)	102,000	*
Gary Meyers(11)	103,625	*
Richard L. Leza(12)	167,000	*
Louis DiNardo(13)	661,351	1.33%
Ryan Benton(14)	314,663	*
Dimitry Goder(15)	88,899	*
James Lougheed(16)	113,030	*
Daniel W. Wark(17)	151,094	*
All current directors and executive officers as a group (11 persons) (18)	887,500	2.53%

Represents beneficial ownership of less than one percent of the Common Stock.

(1)	This table is based on information supplied by the executive officers, directors, and principal stockholders and on Schedules 13D, 13G and 13G/A filed with the SEC.

(2)

Based on a Schedule 13D filed with the SEC on September 4, 2007, Alonim Investments Inc. (“Alonim”) owned beneficially and of record, as of August 25, 2007, 7,591,607 shares of Common Stock through its wholly owned affiliate, Rodfre Holdings LLC. Each of Alonim, Robmilco Holdings Ltd. (“Robmilco”) and Robert G. Miller reported sole voting power and sole dispositive power with respect to such shares. As of August 25, 2007, Robmilco, a shareholder of Alonim, had no direct beneficial ownership and its only indirect beneficial ownership is as reported by Alonim; Robert G. Miller is the majority shareholder of Robmilco. Robert G. Miller, the sole director and president of Alonim, may be deemed to share the power to vote or direct the voting of and to dispose or direct the disposition of such shares as a result of his management position with Alonim. Alonim and its affiliates disclaim beneficial ownership of 150,277 shares held by Joie Investment Holding LLC (“Joie”). Rodney H. Miller, one of the beneficiaries of a trust that is a shareholder of Alonim, and MJM Publicity Ltd. beneficially own, respectively, 77.77% and 22.227% of the voting stock of the parent company of Joie. Rodney H. Miller shares with MJM Publicity Ltd. the power to vote and to dispose of the 150,277 shares of Common Stock held through Joie. In addition, Alonim and its affiliates disclaim beneficial ownership of 67,852 shares subject to outstanding options and restricted stock units granted to Pierre Guilbault, which were exercisable on July 10, 2011, or within 60 days after that date. Mr. Guilbault is an executive officer of Future Electronics Inc., an affiliate of Alonim. The address provided in the filing for Robmilco is the same as the address provided in the filing for Alonim and such address is noted in the table above. The residential address provided in the filing for Robert G. Miller is 78 Summit Crescent, in Montreal (Westmount), Quebec, Canada.

(3)

Based on a Schedule 13G/A filed with the SEC on January 8, 2016, BlackRock, Inc. (“BlackRock”) reported sole voting power with respect to 4,777,454 shares of Common Stock and sole dispositive power with respect to 4,854,391 shares of Common Stock.

(4)

Based on a Schedule 13G filed with the SEC on February 12, 2016 Boston Partners reported sole voting power with respect to 2,219,616 shares of Common Stock and sole dispositive power with respect 3,836,616 shares of Common Stock.

(5)

Based on a Schedule 13G filed with the SEC on February 11, 2016, Wellington Management Group, LLP (formerly, Wellington Management Company, LLP) (“Wellington”) reported shared voting power with respect to 2,660,764 shares of Common Stock and shared dispositive power with respect to 3,782,439 shares of Common Stock.

(6)	Based on a Schedule 13G filed with the SEC on June 23, 2016 Soros Fund Management LLC (“SFM LLC”) reported sole voting power and sole dispositive power with respect 2,557,166 shares of Common Stock.

(7)	Includes 30,000 shares subject to outstanding options granted Mr. Abdi, which were exercisable on July 13, 2016, or within 60 days after that date.

(8)

Includes 40,000 shares subject to outstanding options granted to Dr. Bencuya, which were exercisable on July 13, 2016, or within 60 days after that date. Includes 7,000 restricted stock units which vest on July 13, 2016, or within 60 days after that date.

(9)

Includes 64,000 shares subject to outstanding options granted to Mr. Guilbault, which were exercisable on July 13, 2016, or within 60 days after that date. Includes 7,000 restricted stock units which vest on July 13, 2016, or within 60 days after that date. Mr. Guilbault is an executive officer of Future Electronics Inc., an affiliate of Alonim Investments Inc., and therefore may be deemed to beneficially own the shares listed in the table for Alonim Investments Inc. Mr. Guilbault disclaims beneficial ownership of those shares and of the 150,277 shares owned by Joie Investment Holding LLC described in footnote (2) above.

(10)

Includes 64,000 shares subject to outstanding options granted to Mr. Hilton, which were exercisable on July 13, 2016, or within 60 days after that date. Includes 7,000 restricted stock units which vest on July 13, 2016, or within 60 days after that date.

(11)

Includes 40,000 shares subject to outstanding options granted to Mr. Meyers, which were exercisable on July 13, 2016, or within 60 days after that date. Includes 7,000 restricted stock units which vest on July 13, 2016, or within 60 days after that date..

(12)	Includes 84,000 shares subject to outstanding options granted to Mr. Leza, which were exercisable on July 13, 2016, or within 60 days after that date.

(13)	Includes 404,752 shares subject to outstanding options granted to Mr. DiNardo, which were exercisable on July 13, 2016, or within 60 days after that date.

(14)	Includes 233,855 shares subject to outstanding options granted to Mr. Benton, which were exercisable on July 13, 2016, or within 60 days after that date.

(15)	Includes 81,432 shares subject to outstanding options granted to Mr. Goder, which were exercisable on July 13, 2016, or within 60 days after that date.

(16)	Includes 90.625 shares subject to outstanding options granted to Mr. Lougheed, which were exercisable on July 13, 2016, or within 60 days after that date.

(17)	Includes 131,588 shares subject to outstanding options granted to Mr. Wark, which were exercisable on July 13, 2016, or within 60 days after that date.

(18)

Includes 1,176,851 shares subject to outstanding options exercisable on July 13, 2016, or within 60 days after that date, and 21,000 restricted stock units which vest on July 13, 2016, or within 60 days after that date, including those identified in footnotes (7), (8), (9), (10), (11), (14), (15), (16) and (17) above.

EXECUTIVE OFFICERS

Our executive officers and their ages as of July 20, 2016, are as follows:

Name	Age	Position

Ryan A. Benton	45	Chief Executive Officer and Director
Keith Tainsky	44	Chief Financial Officer
James Lougheed	38	Senior Vice President of Worldwide Sales & Marketing
Daniel Wark	60	Vice President, Worldwide Operations
Dimitry Goder	51	Senior Vice President of Research and Development
Hung Le	55	Senior Vice President, IC Engineering

SIGNIFICANT EMPLOYEES

Our significant employees and their ages as of July 20, 2016, are as follows:

Name	Age	Position

Diane Hill	59	Vice President, Human Resources
Sherry Lin	44	Chief Accounting Officer
Jessica Wu	31	Legal Counsel, Corporate Secretary

Certain information regarding the Company’s current executive officers and significant employees is set forth below.

Ryan A. Benton

Ryan A. Benton was promoted to serve as the Company’s CEO and a member of the Board of Directors in May 2016 after having served as Senior Vice President and Chief Financial Officer since December 2012. Prior to joining the Company, from May 2012 to December 2012, Mr. Benton was Chief Financial Officer of SynapSense, a private venture backed company serving the Data Center Infrastructure Management market. Prior to SynapSense, from February 2007 until May 2012, Mr. Benton was Chief Financial Officer of SoloPower Inc., a manufacturer of thin-film solar cells and flexible solar modules. From November 2004 until February 2007, Mr. Benton served as a financial consultant for the United States subsidiary of ASM International NV, a semiconductor capital equipment company, where he supported acquisitions and integration process. He also served as Chief Financial Officer for PB Unlimited, an advertising specialty manufacturer, from April 2002 through November 2004. Mr. Benton served as corporate controller for eFunds, a public company that provides information technology solutions for the financial service industry, where he was employed from September 2000 until March 2002. Mr. Benton received his B.A. from the University of Texas.

KEITH TAINSKY

Keith Tainsky was promoted to CFO in May 2016 after having served as the Company’s Senior Director of Finance since March, 2015 and as a consultant to the Company since December 2014. Prior to joining the Company, from 2009 to 2014, Mr. Tainsky served as the Director of Finance and as a business unit controller for Amkor Technology, a leading provider of contract semiconductor assembly and test services. Prior to Amkor, Mr. Tainsky held senior-level positions at Starwood Hotels & Resorts, Insight Enterprises, and ASM International NV. Mr. Tainsky started his career at Motorola Semiconductor, and has spent almost an aggregate of 10 years with several of the Big 5 Accounting firms. He has over 25 years of experience in finance, operations and management consulting. Mr. Tainsky holds a bachelor’s degree in accounting from Northern Arizona University.

James Lougheed

James Lougheed was appointed Vice President for component products in December 2014. Mr. Lougheed joined Exar in April 2008 as Vice President and Managing Director for Asia Pacific and held the position of Vice President for power management and analog mixed signal products from January 2012 to December 2014. Mr. Lougheed brings over 20 years of experience in the technology industry from end systems, component distribution and semiconductor marketing. Prior to Exar, he was Director of Marketing and Business Development at Cirrus Logic. He also held positions as Director of Marketing at Apexone Microelectronics and senior technical sales director at Future Electronics. Mr. Lougheed has a degree in electronics engineering and a master’s in business administration from the University of Southern Queensland, Australia.

DanIEL Wark

Daniel Wark was appointed Vice President, Worldwide Operations in December 2014 after serving as Exar’s Division Vice President of Supply Chain Management since April 2012. Mr. Wark from 2007 to 2012 held the position of Vice President of Operations for Amalfi Semiconductor Inc., a developer pf high-performance CMOS power amplifiers for the cellular industry. He has also held the position of Vice President of Operations at Volterra Semiconductor Corporation and his experience in manufacturing spans over 35 years. His career also includes various management positions at Pericom Semiconductor Corporation, Linear Technology Corporation, National Semiconductor Corporation and Avantek. Mr. Wark is currently Chairman of the GSA Supply Chain Committee and holds a bachelor’s degree in Business Administration from San Jose State University.

DIMITRY GODER

Dimitry Goder was appointed Senior Vice President of Research and Development in October 2015. Mr. Goder joined Exar as Vice President of Research and Development after the acquisition of Integrated Memory Logic Limited (“iML”), where he had served as its Vice President of Engineering and Chief Technology Officer since September 2012. From 2010 to 2012 Mr. Goder was Vice President of Engineering at eIQ Energy. He has also held executive and management positions at IDT Corporation and Exar Corporation. He has over 25 years of experience in engineering management in analog and mixed signal with various semiconductor companies. Mr. Goder has received twelve US patent awards in the field of semiconductor circuit design and holds a Master’s degree in electrical engineering from the Moscow University of Oil and Gas Industry.

HUNG LE

Hung Le was appointed Senior Vice President of IC engineering in February 2016. Mr. Le has over 33 years of experience in technology, IC design, and manufacturing roles. From 2013 to 2016, he was a consultant for several private semiconductor companies in the Silicon Valley. From September 2010 to January 2013 he served as Senior Director of Operations at Integrated Device Technology (IDT). Before IDT, Mr. Le served as Vice President of Central Engineering and Product Development at Exar for three years and before that served as its Vice President of Technology. Prior to 1995, Mr. Le held various technical management positions at PMC-Sierra, Zoran and Trilogy Corporation. He began his career as a semiconductor device physicist at Texas Instruments of Dallas, TX, after receiving his BSEE and MSEE from Massachusetts Institute of Technology in Boston, MA in 1982. During the course of his career, Mr. Le has received ten US patent awards in the field of process technology, semiconductor devices and circuits.

Diane Hill

Diane Hill was appointed Vice President, Human Resources in April 2010. With over 30 years of human resources experience, including 20 in the semiconductor industry, Ms. Hill is responsible for developing and implementing all global and regional human resources policies and programs at Exar. Since joining us in September 2000, Ms. Hill has held various senior Human Resources positions prior to her current role, including Division Vice President, Director and Senior Manager. Previously, Ms. Hill held various management positions at Daisy Systems Corporation, a manufacturer of computer hardware and EDA, from October 1987 to April 1990 and Teledyne MEC, a subsidiary of Teledyne Technologies, Inc., from August 1979 to October 1987. Ms. Hill holds a BA in Psychology from the University of California at Santa Barbara.

SHERRY LIN

Sherry Lin has served as Exar’s Corporate Controller since February, 2013. Prior to her appointment as Corporate Controller, she served as Exar’s Assistant Controller and Director of Accounting from April 2012 to February 2013. Previously, Ms. Lin was Assistant Controller at Zoran Corporation from December 2009 to April 2012. Prior to Zoran Corporation, Ms. Lin spent over five years at Deloitte & Touche, LLP where she held a variety of senior roles culminating in her appointment from Audit Associate to Audit Manager. Ms. Lin received her B.A from California State University of Los Angeles.

Jessica Wu

Jessica Wu was appointed the Company’s legal counsel in August of 2014 following the acquisition of Integrated Memory Logic Limited (“iML”), where she had served as corporate counsel and secretary since 2011. She was appointed as corporate secretary of the Company in February 2015. Ms. Wu has experience with Taiwan companies and helping them maintain their public status and experience in the semiconductor industry. Prior to iML, she worked at Thoits, Love, Hershberger and McLean, Kirkland & Ellis LLP, and clerked for Judge Richard McAdams at the Sixth District Federal Court of Appeals. Ms. Wu holds a JD from Santa Clara University School of Law and a BA from University of California, Berkeley.

Executive Stock Ownership Guidelines

In September 2012, the Board adopted the following stock ownership guidelines for the Company’s Named Executive Officers and certain other officers who report directly to the Company’s Chief Executive Officer and President (collectively, the “Participating Executives”):

Within three years of becoming a Participating Executive, each such officer is expected to accumulate and thereafter continue to hold a minimum of 14,000 shares of our Common Stock. Restricted stock and shares issued upon distribution pursuant to restricted stock units are applied toward this goal. Shares subject to outstanding and unexercised options do not count for purposes of this stock ownership requirement.

It is intended that Participating Executives hold, through outright ownership and through equity award grants, a meaningful number of shares of our Common Stock and that the guidelines be flexible in appropriate circumstances in order to avoid foreclosing the appointment of viable candidates to be Participating Executives. We believe that each current Participating Executive who has served the Company for at least three years in such capacity is in compliance with these ownership guidelines.

EXECUTIVE COMPENSATION MATTERS

Executive Compensation Discussion and Analysis

This section describes the material elements of compensation awarded to, earned by or paid to the individuals who served as the Company’s principal executive officer or the Company’s principal financial officer during fiscal year 2016, as well as the Company’s three other most highly compensated executive officers during fiscal year 2016 who were serving as executive officers at the end of the fiscal year and two other former executives whose employment with the Company ended during the fiscal year. These individuals are listed in the Summary Compensation Table below and are referred to herein as the “Named Executive Officers.”

The Company’s executive compensation programs are determined and approved by the Company’s Compensation Committee. The Compensation Committee currently consists of two directors: Messrs. Meyers (Chair), and Bencuya. None of the Company’s Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining the compensation of other Named Executive Officers, although the Compensation Committee does consider the recommendations of the Company’s Chief Executive Officer and President in setting compensation levels for the Company’s other executive officers.

Executive Summary

As described more fully in the Compensation Discussion and Analysis section below, the objectives of our executive compensation program are to allow us to recruit and retain superior talent, to create a direct relationship between executive compensation and performance, and to create proper incentives to enhance the value of the Company and reward superior performance.

In furtherance of these objectives, the Company’s executive compensation program includes a number of features intended to reflect best practices in the market and help ensure that the program reinforces stockholder interests by linking the compensation we pay to our executives directly to our performance. These features include the following:

●

The long-term incentive equity awards granted to the Named Executive Officers in fiscal year 2016 consisted of stock options which are subject to multi-year vesting schedules and have value only if the Company’s stock price increases over the vesting period and awards of restricted stock units that are subject to multi-year vesting schedules which provide an additional retention incentive. Certain of these awards also include performance-based vesting requirements linked to the long-term growth and development of the Company. These equity awards are intended to further align the interests of the Company’s executives with those of stockholders.

●

Annual incentive awards for executives are subject to achievement of specific short-term goals deemed important to our long-term growth and success. These awards are determined based on multiple financial goals, and no incentives are paid unless the Company achieves specific threshold levels of performance. The performance goals established under the program are intended to be challenging, and consistent with our pay-for-performance philosophy. As described in more detail below, based on the Company’s financial performance in fiscal year 2016, annual incentive awards for the Named Executive Officers under the management incentive program were not paid as the targets were not achieved.

●

Annual incentive awards are also generally granted in the form of restricted stock units, rather than cash bonuses, and thus further link the interest of executives with those of stockholders as the value of the bonus opportunity fluctuates with the Company’s stock price over the corresponding year. The awards (if payable) are subject to maximum payout amounts.

●

The Company has certain stock ownership guidelines applicable to the Participating Executives (as defined above under “Executive Stock Ownership Guidelines”), which were adopted in September 2012, and the Non-Employee Directors, which were adopted in May 2007. Under the guidelines, the Participating Executives are expected to own 14,000 shares of Company common stock within three years of being named a Participating Executive. Non-Employee Directors are expected to own 14,500 shares of Company common stock within three years of such director’s appointment or election.

●	Our employment agreements with Mr. Benton contain certain claw-back provisions, as more fully described below under “Description of Employment Agreements.”

●	The Company’s compensation arrangements for the Named Executive Officers do not contain any tax gross up provisions.

●	The Company prohibits short sales and transactions in derivatives of Company securities, including hedging transactions, for all directors and officers of the Company.

Our executive compensation program has been carefully designed to support our long-term business strategies and drive creation of stockholder value. We believe that it is aligned with the competitive market for talent, very sensitive to Company performance and structured to provide long-term incentives to maintain and improve the Company’s long-term profitability. We believe the program delivers reasonable pay which is strongly linked to Company performance over time and compares favorably with the compensation programs of our peer companies.

Executive Compensation Program Objectives and Overview

The Compensation Committee conducts periodic reviews of the Company’s executive compensation programs to help ensure that:

●

the program is designed to achieve the Company’s goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability;

●	the program fairly rewards performance which is tied to creating stockholder value; and

●	the program provides compensation levels that are reasonable in light of the executive compensation programs of similar companies.

The Company’s current executive compensation program is based on three components, which are designed to be consistent with the Company’s compensation philosophy: (1) base salary; (2) annual incentive awards; and (3) long-term incentive equity awards, which may include stock options and awards of restricted stock units that are subject to time-based and/or performance-based vesting requirements. The Company also provides severance benefits to certain Named Executive Officers if their employment terminates under certain circumstances. The Company does not provide any material perquisites to the Named Executive Officers.

In structuring executive compensation packages, the Compensation Committee considers how each component promotes retention and/or motivates performance by the executive. Base salaries, severance and other termination benefits are primarily intended to attract and retain highly qualified executives by providing fixed levels of compensation where the value of the benefit in any given year is not dependent on performance (although base salary amounts and benefits determined by reference to base salary may increase from year to year depending on performance, among other things). The Company believes that providing predictable compensation as a component of total compensation helps the Company to attract and retain top executives and reward their continued productive service. Annual incentive awards are primarily intended to motivate the Named Executive Officers to achieve specific short-term strategies and operating objectives, while the Company’s long-term incentive awards are primarily intended to align the Named Executive Officers’ long-term interests with stockholders’ long-term interests (although annual incentive awards paid in the form of equity also serve to further align the interests of executives with those of stockholders). Annual and long-term incentive awards are designed to reward performance and thus the creation of stockholder value, although the Company believes these elements of its executive compensation program also help the Company to attract and retain top executives.

The Compensation Committee believes that performance-based compensation such as annual and long-term incentives play a significant role in aligning management’s interests with those of the Company’s stockholders. For this reason, these forms of compensation are generally paid to executives in the form of equity and constitute a substantial portion of each of the Named Executive Officers’ potential compensation. The Company’s compensation packages are designed to promote teamwork, initiative and resourcefulness by setting specific performance goals for the Company’s executive team and linking their compensation directly to the achievement of those goals.

Compensation Consultants; Review of Compensation Data

From time to time as the Compensation Committee deems appropriate, it retains independent compensation consultants to help identify appropriate peer group companies and to obtain and evaluate current executive compensation data. In fiscal year 2016, the Compensation Committee engaged Compensia, Inc. (“Compensia”) to conduct an independent analysis of the compensation consideration related to an executive chairman. The Compensation Committee utilized the data provided by Compensia, including data related to market practices with respect to compensation and pay levels (cash and equity), in determining a competitive compensation package for an executive chairman. Other than their services for the Compensation Committee, Compensia did not provide any consulting services to the Company or management during fiscal year 2016. The Compensation Committee has assessed the independence of Compensia and has concluded that its engagement of this firm does not raise any conflict of interest with the Company or any of its directors or executive officers.

The Company views its current executive compensation program as one in which the individual components combine together to create a total compensation package for each Named Executive Officer that the Company believes achieve its compensation objectives. In general, in determining total target compensation levels, the Compensation Committee considers a number of factors such as individual performance, experience, peer practices and market trends/data. The Compensation Committee, however, retains discretion to set compensation targets at such levels as it deems appropriate to attract and retain highly qualified executives, and except as otherwise noted in this Compensation Discussion and Analysis, decisions by the Compensation Committee are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee as well as analysis and input from, and comparable peer data provided by, the Compensation Committee’s independent compensation consultants.

Role of Stockholder Say-on-Pay Votes

The Company provides its stockholders with the opportunity to cast an annual advisory vote to approve its executive compensation program (referred to as a “say-on-pay proposal”). At the annual meeting of stockholders held in September 2015, approximately 89% of the votes actually cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this result affirms stockholders' support of the Company’s approach to executive compensation, and generally did not change its approach in fiscal year 2016. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for the named executive officers.

Current Executive Compensation Program Elements

Base Salaries

Salaries for the Named Executive Officers are reviewed by the Compensation Committee on an annual basis. In setting specific salary levels for the Company’s executive officers, the Compensation Committee assesses the executive’s past performance and expected future contributions to the Company and the executive’s responsibilities relative to the other executive officers. The Compensation Committee also refers generally to the salaries of similarly situated executives with comparable companies as reflected in the compensation data described above.

The Compensation Committee made the following adjustments to the Named Executive Officers base salaries during fiscal year 2016: Mr. Benton received a salary increase from $335,000 to $350,100 in November 2015, Mr. Wark received a salary increase from $250,000 to $260,000 in November 2015, and Mr. Goder received a salary increase from $250,000 to $260,000 in November 2015, all of which were made to reflect the individuals increased contributions to the Company. Mr. Lougheed received a salary increase from $215,000 to $240,000 in May 2015, then from $240,000 to $248,000 in November 2015, and from $248,000 to $275,000 in January 2016 to reflect his contributions to the Company and his increased responsibilities. The Compensation Committee believes the base salary levels of the Named Executive Officers generally are appropriate in view of competitive practices, the Company’s performance and the contribution of those officers to that performance.

Annual Incentive Programs

Historically, annual incentive compensation has been awarded to executive officers based upon multiple performance criteria, including evaluations of personal job performance and performance measured against objective business criteria. Annual incentives also promote retention as the executive is generally required to remain employed with the Company through the end of the fiscal year to receive payment of the incentive for that year. As described below under “Description of Employment Agreements,” the Company has entered into employment agreements with certain Named Executive Officers that provide for fixed annual target incentives each year (although the Compensation Committee may establish a greater target award for an executive as it deems appropriate). The amount the executive is entitled to receive is determined based on the performance factors specified for that year.

Fiscal Year 2016 Management Incentive Program: no payout

For fiscal year 2016, each of the Named Executive Officers participated in the Company’s Fiscal Year 2016 Management Incentive Program (the “management incentive program”). For the reasons described below, the Compensation Committee determined at the end of the fiscal year that, based on the Company’s financial performance relative to the targets described below, no payout would be awarded to each of the Named Executives under the management incentive program for fiscal year 2016.

As in prior years, each participant’s award under the management incentive program for fiscal year 2016 was denominated in and would be payable in shares of the Company’s common stock, subject to achievement of the performance goals described below. In approving the management incentive program, the Compensation Committee believed that this structure would help to further align executives’ interests with stockholder interests in two ways. First, the payment of incentives to participants in the program is tied to the Company’s achievement of specific operating goals as well as value-add individual objectives as established for that particular fiscal year. Second, the value of any incentives ultimately paid to participants will depend on the value of the Company’s common stock at the end of the fiscal year when the incentives are paid. In addition, the management incentive program is intended to promote retention as the executive generally must remain employed with the Company through the date incentives are paid under the program for the fiscal year to be eligible to receive an incentive payment for that year.

The incentive amounts payable to a participant under the management incentive program would be based on a Company performance factor and the participant’s target award. The Company performance factor would be based on the Company’s financial performance as measured against pre-established net revenue and earnings before income tax (“EBIT”) goals for the fiscal year. For these purposes, “revenue” and “EBIT” were calculated in accordance with generally accepted accounting principles, except that revenue was adjusted for deferred revenue write-down associated with acquisitions and EBIT for fiscal year 2016 was adjusted to exclude certain items from the Company’s EBIT such as all stock-based compensation expense, amortization of acquired intangible assets and technology licenses, fair value adjustment of acquired inventories, acquisition-related costs, separation costs, provision for dispute resolution, impairment of acquired intangible assets and restructuring charges and exit costs. Cash profit sharing costs were also excluded. The adjusted Revenue and EBIT measures referred to in this discussion are respectively referred to as “non-GAAP Revenue” and “non-GAAP EBIT”.

The Company performance factor under the executive incentive program would be determined using the following matrix:

Non-GAAP	115%	92%	98%	104%	109%	115%	121%	127%	132%	138%	144%
REVENUE	110%	88%	94%	99%	105%	110%	116%	121%	127%	132%	138%
	105%	84%	89%	95%	100%	105%	110%	116%	121%	126%	131%
	100%	80%	85%	90%	95%	100%	105%	110%	115%	120%	125%
	95%	56%	61%	66%	70%	95%	100%	105%	109%	114%	119%
	90%	52%	57%	61%	66%	90%	95%	99%	104%	108%	113%
		80%	85%	90%	95%	100%	105%	110%	115%	120%	125%
Non-GAAP EBIT

The Company’s non-GAAP Revenue would be used to determine the applicable row of the matrix, and the Company’s non-GAAP EBIT would be used to determine the Company performance factor within the applicable column. Accordingly, if the Company achieved 95% of the performance targets for both non-GAAP Revenue and non-GAAP EBIT for fiscal year 2016, the Company performance factor would be 70%. If the Company’s performance fell between two levels indicated in the chart above, the Company performance factor would be determined based on the lower of the two levels. The management incentive program provides that the maximum percentage that could be awarded for the Company performance factor was 144%.

The Board of Directors established the performance goals for non-GAAP Revenue and non-GAAP EBIT with the expectation that they would be met only if the Company performed at a high level during the fiscal year. As reflected in the chart above, the Company performance factor would be 0% and no annual incentives would be paid under the management incentive program if the Company did not achieve a minimum performance of at least 90% of the non-GAAP Revenue target and at least 80% in non-GAAP EBIT. In structuring the management incentive program, the Compensation Committee expected that substantial incentives would be paid under the program only if the Company performed at an extremely high level.

For fiscal year 2016, the Compensation Committee established a non-GAAP Revenue performance target of $175.0 million and a non-GAAP EBIT performance target of $22.55 million. At the end of the fiscal year, the Compensation Committee determined that the Company’s non-GAAP Revenue for fiscal year 2016 was $153.0 million (or 87% of the target revenue level), and the Company’s non-GAAP EBIT for fiscal year 2016 was $16.8 million (or 75% of the target non-GAAP EBIT level). Accordingly, the Company performance factor for fiscal year was 0%.

Finally, each participant in the management incentive program for fiscal year 2015 was assigned a target share award. The Compensation Committee assigned each participant a target incentive, which was expressed as a percentage of the participant’s base salary. Mr. Benton’s employment agreement provides that his target incentive would be 50% of his base salary. For fiscal year 2016, the Compensation Committee determined that for Messrs. Goder, Lougheed and Wark, the initial target incentive would be 40% of the executive’s base salary. The Compensation Committee believes, in its judgment, that these target levels provide appropriate levels of incentive in view of competitive practices. The target incentive amounts were then converted into a number of shares determined by dividing the target incentive by $10.23 which was the closing value of Common Stock on the first day of the 2016 fiscal year.

As noted above, the Compensation Committee determined at the end of the fiscal year that, based on the Company’s financial performance relative to the targets described above, the final payout percentages for each of the Named Executive Officers under the management incentive program was 0%.

Long-Term Incentive Program

The Company’s policy is that the long-term compensation of the Named Executive Officers and other executive officers should be directly linked to the ongoing effort to create value for the Company’s stockholders. Therefore, the Company has historically made annual grants of stock options and restricted stock unit awards to provide further incentives to the Company’s executives to help increase stockholder value. The Compensation Committee bases its award grants to executives each year on its subjective assessment of the following factors:

●	the executive’s position with the Company and total compensation package;

●	the executive’s performance of his or her individual responsibilities;

●	the executive’s ability to contribute to the Company’s ongoing efforts to create value for stockholders;

●	the value of the executive’s outstanding (unvested) equity;

●	the equity participation levels of comparable executives at comparable companies; and

●	the executive’s contribution to the success of the Company’s financial performance.

In addition, the Compensation Committee also considers, as general information in determining the size, frequency and type of long-term incentive grants, the tax consequences of the grants to the Company, the accounting impact of the grants to the Company and, most importantly, the potential dilutive effects of the grants to the Company’s stockholders.

Long-term incentive award grants are generally approved at the meeting of the Compensation Committee held each fiscal year in conjunction with the Company’s annual meeting of stockholders. This meeting is scheduled well in advance and typically held in September. Other than grants made in connection with the hiring or promotion of employees or other special circumstances, the Compensation Committee generally does not grant equity awards at any other time during the year.

All long-term incentive award grants are approved by the Compensation Committee, except the Compensation Committee has delegated to the Chief Executive Officer the authority to approve option grants to new employees (other than executive officers) using grant levels previously approved by the Compensation Committee. In each case, grants approved by the Compensation Committee or the Chief Executive Officer do not become effective (i.e. the date of grant does not occur) until the first trading day of the month following the month in which the grant was approved. The Compensation Committee has implemented this process to help ensure that option grants are made on a regular and consistent basis without regard to stock price performance or the Company’s release of material, nonpublic information.

Stock Options. The Company generally makes a portion of the Company’s long-term incentive grants to Named Executive Officers in the form of stock options with an exercise price that is equal to the closing price of the Company’s Common Stock on the grant date. Thus, the Named Executive Officers will only realize value on their stock options if the stock price increases during the period between the grant date and the date the stock option is exercised. The stock options also function as a retention incentive for the Company’s executives as they typically vest ratably on each annual anniversary over the four-year period after the date of grant.

Restricted Stock Units. The Company may also grant long-term incentive awards to Named Executive Officers in the form of restricted stock units. In general, the restricted stock units vest annually on the anniversary of the grant date over a period of three years following the date of grant and, upon vesting, are paid in shares of the Company’s Common Stock. Thus, the units are designed both to further link executives’ interests with those of the Company’s stockholders as the units’ value is based on the value of the Company’s Common Stock and to provide a long-term retention incentive for the vesting period as they generally have value regardless of stock price volatility.

Performance Stock Units. The Company may also grant long-term incentive awards to Named Executive Officers in the form of performance stock units. These performance stock units will generally vest only if the Company or individual achieves certain pre-established goals during the fiscal year. Thus, the units provide executives an additional incentive to help the Company achieve specific financial or strategic objectives for the fiscal year that are intended to promote long-term growth of the Company and create value for the Company’s stockholders. They also provide a retention incentive as the executive must be employed with the Company through the performance period to be eligible to vest in the units if the performance criteria are satisfied and, in many cases, the units credited to the executive based on performance are subject to a multi-year time-based vesting schedule after the end of the performance period.

Fiscal Year 2016 Equity Grants

The Compensation Committee approved a grant of an option to purchase 250,000 shares to Mr. Benton on September 2015, subject to a four-year vesting schedule, to provide him with an additional retention incentive. In addition, the Compensation Committee approved a grant of 20,000 restricted stock units to Mr. Benton in February 2016, that would vest in three installments at the end of each fiscal year starting in fiscal year 2017, subject to Mr. Benton’s achievement of certain performance criteria and his continuous employment with the Company through the vesting date.

The Committee approved a grant of an option to purchase 200,000 shares to Mr. Goder on September 2015, subject to a four-year vesting schedule, in recognition of his services rendered above his functional requirements and to provide him an additional retention incentive.

The Committee approved a grant of 10,000 restricted stock units to Mr. Lougheed in April 2015, that would vest in three installments at the end of each fiscal year starting in fiscal year 2017, to provide him with an additional retention incentive. Mr. Lougheed was also granted an option to purchase 150,000 shares of the Company’s common stock in September 2015, in recognition of his increased responsibilities and to provide him with an additional retention incentive. Mr. Lougheed was also granted an option to purchase 50,000 shares of the Company’s common stock in February 2016, subject to a four-year vesting schedule in connection with his promotion.

The Committee also approved a grant of an option to purchase 150,000 shares to Mr. Wark in September 2015, subject to a four-year vesting schedule, in recognition of his increased responsibilities and to provide him with an additional retention incentive. Mr. Wark was granted 10,000 restricted stock units in April 2015, that would vest in three installments at the end of each fiscal year starting in fiscal year 2017, to provide him with an additional retention incentive.

Mr. Leza received a monthly grant of 2,000 fully vested restricted stock units for service performed according to his consulting agreement dated October 16, 2015.

In connection with the termination of his employment in October 2015, the Company negotiated a separation agreement with Mr. DiNardo. The terms of this agreement are described below under “Potential Payments Upon Termination or Change in Control” and include the grant of certain equity awards.

For more information regarding the equity awards granted to the Named Executive Officers in fiscal year 2016, please see “Grants of Plan-Based Awards” below.

Vesting of Prior Years’ Performance Grants

Mr. Benton was granted an award of 60,000 performance restricted stock units in September 2013 under his employment agreement. This award consists of three equal tranches of 20,000 units that will be eligible to vest if the Company achieves certain performance objectives for the 2014, 2015 and 2016 fiscal years. Specifically, the vesting of each tranche is contingent on the Company achieving performance targets for non-GAAP EBIT and, in the case of the tranches for the 2015 and 2016 fiscal years, revenue targets, in each case as established by the Compensation Committee. If the Company achieves the performance objectives for a specific fiscal year, the tranche for such fiscal year will vest in three annual installments (measured from the end of the fiscal year to which the performance goals for that tranche relate) only if Mr. Benton remains employed with the Company through the applicable vesting date. The third tranche of the award would be eligible to vest if both (1) the Company’s non-GAAP EBIT for fiscal year 2016 was positive or equal to 15% of the Company’s AOP revenue for fiscal year 2016 and (2) the Company’s non-GAAP Revenue for fiscal year 2015 was equal or greater than 103% of the Company’s non-GAAP Revenue for fiscal year 2015. In June 2016, the Compensation Committee determined that the Company’s non-GAAP EBIT and revenue levels for fiscal year 2016 were not met and so accordingly, the 20,000 units’ subject to this tranche would not vest.

Mr. Wark was granted an award of 25,000 performance restricted stock units in September 2014 that would be eligible to vest if he achieved certain performance objectives for fiscal year 2016. If Mr. Wark achieved the performance objectives for the fiscal year, the grant would vest in three annual installments (measured from the end of the fiscal year to which the performance goals for that tranche relate). In June 2016, the Compensation Committee determined that Mr. Wark did not meet his performance goals for fiscal year 2016 and so accordingly the 25,000 units’ subject to his award did not vest.

Severance and Other Benefits upon Termination of Employment

The Compensation Committee believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. The Compensation Committee has determined that it is appropriate to provide certain of the Named Executive Officers with severance benefits in light of their positions with the Company and competitive considerations. Because the Company believes that a termination by an executive for good reason (or constructive termination) may be conceptually the same as an actual termination by the Company without cause, the Company believes it is appropriate to provide severance benefits following such a constructive termination of the executive’s employment in certain circumstances.

The Compensation Committee believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of the Company’s executive officers as many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage the Company’s executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction may be uncertain, the Company provides the Named Executive Officers with severance benefits if their employment is actually or constructively terminated by the Company without cause in connection with a change in control. The change of control severance benefits for these executives are generally determined as if they continued to remain employed for period of time following their actual termination date, depending on their positions, the length of their service with the Company and such other factors as the Compensation Committee may deem appropriate.

The Compensation Committee believes that in certain cases the Company’s executive officers should receive such change in control severance benefits if their employment is constructively terminated in connection with a change in control. Otherwise, potential acquirers could constructively terminate a Named Executive Officer’s employment (for example, by a material reduction in the executive’s duties) and avoid paying any severance benefits at all without this protection. Because the Compensation Committee believes, as noted above, that constructive terminations in connection with a change in control are conceptually the same as actual terminations, these severance arrangements provide that the executive may terminate employment in connection with a change in control under circumstances that the Compensation Committee believes would constitute a constructive termination of the Named Executive Officer’s employment.

The Compensation Committee does not believe that Named Executive Officers should be entitled to receive cash severance benefits merely because a change in control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment. However, as described below under “Grants of Plan-Based Awards,” outstanding options and other equity-based awards granted under the Company’s equity incentive plans, including those awards held by the Named Executive Officers, may accelerate on a change in control of the Company unless they are assumed by the successor or the award otherwise continues in the circumstances.

In certain cases, as the Compensation Committee determines appropriate in its judgment, the Company may enter into separation agreements upon a termination of an executive’s employment. During fiscal 2016, the Company entered into a separation agreement with Mr. DiNardo that provided for him to receive certain severance benefits and included the executive’s release of claims and other covenants in favor of the Company. The terms of these agreements were negotiated with the executive.

Please see “Potential Payments Upon Termination or Change in Control” below for information on the severance arrangement provided to the Named Executive Officers, including the separation agreements with Mr. DiNardo.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and certain other executive officers unless certain performance and other requirements are met. The Company’s intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to the Company’s executive officers. However, the Company reserves the right to design programs that recognize a full range of performance criteria important to the Company’s success, even where the compensation paid under such programs may not be deductible, and in any case, there can be no assurance that the compensation intended to qualify for deductibility under Section 162(m) awarded or paid by the Company will be fully deductible. The Compensation Committee will monitor the tax and other consequences of the Company’s executive compensation program as part of its primary objective of ensuring that compensation paid to the Company’s executive officers is appropriate, performance-based and consistent with the Company’s goals and the goals of the Company’s stockholders.

Compensation Committee Interlocks and Insider Participation

Each of Messrs. Bencuya, Leza and Meyers served as members of the Compensation Committee during fiscal year 2016. Mr. Leza resigned from the Compensation Committee upon his appointment as the Company’s interim Chief Executive Officer in fiscal year 2016. Other than Mr. Leza, who served as the Company’s interim Chief Executive Officer during a portion of fiscal year 2016, no director who served on the Compensation Committee during fiscal year 2016 is or has been an executive officer of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended March 27, 2016.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the two Non-Employee Directors named at the end of this report, each of whom is independent as defined by the listing standards of the New York Stock Exchange.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Respectfully submitted,

The Compensation Committee
Gary Meyers (Chair)
Izak Bencuya

SUMMARY COMPENSATION TABLE—FISCAL YEARS 2014-2016

The following table presents information regarding the compensation of each of the Company’s Named Executive Officers for services rendered during fiscal years 2014 through 2016.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non- Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Richard L. Leza	2016	—	—	111,710	17,848	—	—	252,212	381,770
Interim Chief Executive Officer

Louis DiNardo(4)	2016	364,039	266,000	600,000	—	—	—	285,398	1,515,437
Former Chief Executive	2015	600,000	—	600,000	—	—	—	3,562	1,203,562
Officer and President	2014	521,204	—	1,679,000	1,124,952	—	—	7,022	3,332,178

Ryan A. Benton (5)	2016	340,808	35,175	278,100	448,150	—	—	6,780	1,109,013
Chief Executive Officer	2015	335,000	40,000	567,100	67,083	—	—	31,649	1,040,832
	2014	302,577	—	1,424,560	381,330	—	—	46,683	2,155,150

Dimitry Goder	2016	253,846	42,087	100,000	358,520	—	—	6,920	761,374
Senior Vice President of Research and Development

James Lougheed	2016	245,904	9,030	99,800	354,995	—	—	6,226	715,955
Senior Vice President, Worldwide Sales and Marketing

Daniel W. Wark	2016	253,846	14,021	199,800	270,255	—	—	7,831	745,753
Vice President, Worldwide Operations	2015	231,154	—	310,450	114,448	—	—	7,096	663,148

(1)

The amounts reported in Column (d) of the table above represent, in the case of Mr. DiNardo, payment for the cash portion of the fiscal year 2015 Management Incentive Plan of $126,000 and payment for the fiscal year 2016 incentive plan as part of his separation agreement of $140,000, in the case of Mr. Benton, payment for the cash portion of the fiscal year 2015 Management Incentive Plan of $35,175 and a spot bonus awarded in August 2014 of $40,000 in connection with the iML integration, in the case of Mr. Goder, payment for the iML fiscal year 2014 incentive plan, in the case of Mr. Lougheed and Mr. Wark, payment for the cash portion of the fiscal year 2015 Management Incentive Plan.

(2)

The amounts reported in Columns (e) and (f) of the table above reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our Named Executive Officers during the applicable fiscal year. These values have been determined under the principles used to calculate the grant-date fair value of equity awards for purposes of our financial statements and without any adjustments for forfeitures. For a discussion of the assumptions and methodologies used to value the awards reported in Columns (e) and (f), please see the discussion of stock awards and option awards contained under the section entitled “Stock-Based Compensation” beginning on page 76 of our Annual Report on Form 10-K for fiscal year 2016 filed with the SEC on May 27, 2016. Under generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted to our employees and directors is generally recognized over the vesting periods applicable to the awards.

The amounts reported in the “Stock Awards” column of the table above for fiscal years 2016, 2015 and 2014 include the grant-date fair value of certain performance-based stock awards granted to the Named Executive Officers in that year based on the probable outcome (as of the grant date) of the performance-based conditions applicable to the awards, as determined under generally accepted accounting principles and without any adjustments for forfeitures. As noted in the “Grants of Plan-Based Awards” table below, the grant-date fair value of the awards granted to each of the Named Executive Officers under the Company’s annual incentive program for fiscal year 2015 was based on the probable outcome of the applicable performance-based conditions: Mr. DiNardo, $600,000, Mr. Benton, $167,500, Mr. Goder, $100,000, and Mr. Wark, $100,000. The following is the grant-date fair value of each of these awards assuming that the highest level of performance conditions had been achieved: Mr. DiNardo, $864,000, Mr. Benton, $241,200, Mr. Goder, $144,000, and Mr. Wark, $144,000. As reported in the proxy statement for the Company’s 2015 annual meeting, the grant-date fair value of the awards granted to each of the Named Executive Officers under the Company’s annual incentive program for fiscal year 2015 was based on the probable outcome of the applicable performance-based conditions: Mr. DiNardo, $600,000, Mr. Benton, $167,500, and Mr. Wark, $84,700. The following is the grant-date fair value of each of these awards assuming that the highest level of performance conditions had been achieved: Mr. DiNardo, $864,000, Mr. Benton, $241,200, and Mr. Wark, $121,968. As reported in the proxy statement for the Company’s 2014 annual meeting, the grant-date fair value of the awards granted to certain of the Named Executive Officers under the executive incentive program for fiscal year 2014 based on the probable outcome of the applicable performance-based conditions was: Mr. DiNardo, $500,000, and Mr. Benton, $114,000. The following is the grant-date fair value of each of these awards assuming that the highest level of performance conditions had been achieved: Mr. DiNardo, $720,000, and Mr. Benton. For each of the other performance-based equity awards granted to the Named Executive Officers in fiscal years 2014 through 2016, the values reported in the Summary Compensation Table for the applicable fiscal year were determined assuming that the highest level of performance conditions would be achieved.

(3)

The amounts reported in this column include the Company’s contributions to individual Named Executive Officers’ accounts under the Company’s 401(k) plan and payment by the Company of term life insurance premiums for the executives. The Company is not the beneficiary of the life insurance policies, and the premiums that the Company pays in excess of amounts excluded under Section 79 of the Internal Revenue Code are taxable as income to the applicable officer. This insurance is not split-dollar life insurance. The fiscal year 2015 401(k) matching contributions and term life insurance premiums reported in the table above is estimated as follows:

Name	401(k) Matching Contributions ($)	Life Insurance Premium ($)
Richard L. Leza	—	—
Louis DiNardo	—	834
Ryan A. Benton	6,240	540
Dimitry Goder	6,092	828
James Lougheed	5,902	324
Daniel W. Wark	6,092	1,739

Includes payments to Mr. Leza of $50,878 for Board of Directors fees and $201,334 for service as Interim CEO under his service agreement dated October 16, 2015. Includes payments to Mr. DiNardo of $253,846 for severance and $30,718 for COBRA per his separation agreement effective October 14, 2015. For more information about this agreement, see “Potential Payments Upon Termination of Change in Control” below.

(4)	Mr. DiNardo’s employment with the Company terminated effective October 27, 2015.

(5)	Mr. Benton served as the Company’s CFO from December 2011 until May 2016 when he was appointed to serve as the Company’s CEO

Compensation of Named Executive Officers

The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to the Named Executive Officers for the fiscal years indicated above. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, an annual incentive award, and long-term equity incentives consisting of stock options and restricted stock units. Named Executive Officers also received the other benefits listed in Column (i) of the Summary Compensation Table, as further described in the footnotes to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards Table and the accompanying description of the material terms of the stock options and restricted stock unit awards granted in fiscal year 2016 provides information regarding the long-term equity incentives awarded to Named Executive Officers in fiscal year 2016. The Outstanding Equity Awards at Fiscal Year-End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

Description of Employment Agreements

In September 2013, the Company entered into an employment agreement with Mr. Benton under which Mr. Benton became the Company’s Chief Financial Officer. The agreement has a four-year term and provides for Mr. Benton to receive an annualized base salary of $335,000, subject to any increases that may be approved by the Compensation Committee. Mr. Benton’s target annual incentive bonus is 50 percent of his base salary, with his bonus to be as determined by the Compensation Committee in its discretion, and he is eligible to participate in the Company’s benefit plans made available to employees generally. The employment agreement also includes Mr. Benton’s agreement that, in the event that the Company were required to file an accounting restatement due to a material misstatement related to any fiscal period during Mr. Benton’s employment with the Company, as a result of willful misconduct (regardless of whether such misconduct were by Mr. Benton), the Company may require him to reimburse the Company for any bonus or other incentive-based or equity-based compensation received by him from the Company during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document that embodies such material misstatement, and any profits realized from the sale of securities of the Company by him during that 12-month period. In May 2016, the Company appointed Mr. Benton Chief Executive Officer. Mr. Benton’s employment agreement was not changed in connection with his promotion

Please see “Potential Payments Upon Termination or Change in Control” below for a description of the severance benefits provided to the Named Executive Officers if their employment with the Company terminates under certain circumstances.

GRANTS OF PLAN-BASED AWARDS—FISCAL YEAR 2016

The following table presents information regarding the incentive awards granted to the Named Executive Officers in fiscal year 2016 or held by the Named Executive Officers and modified in fiscal year 2016.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise of Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards

	Grant Date	Approval Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Name			($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Richard L. Leza	10/1/2015	9/17/2015								10,000	$5.70	17,848
	10/1/2015	9/17/2015							9,500			54,150
	11/2/2015	10/18/2015							2,000			11,880
	1/4/2016	10/18/2015							4,000			24,000
	2/1/2016	10/18/2015							2,000			11,060
	3/1/2016	10/18/2015							2,000			10,620

Louis DiNardo	5/21/2015	5/21/2015				30,499	58,651	84,457				600,000

Ryan A. Benton	5/21/2015	5/21/2015				8,514	16,373	23,577				167,500
	9/14/2015	9/9/2015								250,000	$5.92	448,150
	2/1/2016	1/11/2016							20,000			110,600

Dimitry Goder	5/21/2015	5/21/2015				5,083	9,775	14,076				100,000
	9/14/2015	9/9/2015								200,000	$5.92	358,520

James Lougheed	4/1/2015	3/31/2015							10,000			99,800
	9/14/2015	9/9/2015								150,000	$5.92	268,890
	2/1/2016	1/6/2016								50,000	$5.53	86,105

Daniel W. Wark	5/21/2015	5/21/2015				5,083	9,775	14,076				100,000
	4/1/2015	3/31/2015							10,000			99,800
	9/21/2015	9/16/2015								150,000	5.95	270,255

Description of Plan-Based Awards

Each of the equity-based awards granted during fiscal year 2016 and reported in the Grants of Plan-Based Awards Table was granted under, and is subject to, the terms of the 2006 Plan or, as to awards granted after the 2014 annual meeting, the 2014 Plan. The 2006 Plan and the 2014 Plan are administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

Under the terms of the 2006 Plan and the 2014 Plan, if there is a change in control of the Company, each Named Executive Officer’s outstanding awards granted under the plan will generally become fully vested and, in the case of options, exercisable, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation or settlement (in cash, securities or property) of the outstanding awards. Any options that so become vested in connection with a change in control generally must be exercised prior to the change in control, or they may terminate or be terminated in such circumstances.

Options

Each of the options granted to the Named Executive Officers in fiscal year 2016 reported in Column (j) of the table above is subject to a four-year vesting schedule.

Each option granted to the Named Executive Officers during fiscal year 2016 has a per-share exercise price equal to the fair market value of a share of the Company’s Common Stock on the grant date. For these purposes, and in accordance with the terms of the 2006 Plan, the 2014 Plan and the Company’s option grant practices, the fair market value is equal to the closing price of a share of the Company’s Common Stock on the applicable grant date. Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to the Named Executive Officers in fiscal year 2016 has a term of seven years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have three months to exercise the vested portion of the option following a termination of employment. This period is extended to twelve months if the termination is a result of the Named Executive Officer’s death or disability. Options (whether or not vested) will immediately terminate if a Named Executive Officer is terminated by the Company for cause.

The options granted to Named Executive Officers during fiscal year 2016 do not include any dividend rights.

Performance Stock Units

The “equity incentive plan” awards shown in Columns (f) through (h) of the table above with a grant date of September 14 and 21, 2015 reflect incentive awards under the Company’s executive retention program for fiscal year 2016. In addition, Columns (f) through (h) of the table above reflect awards of performance-based restricted stock units granted to the Named Executive Officers during fiscal year 2016. The material terms of each of these awards are described in the “Compensation Discussion and Analysis” above. The Named Executive Officers do not have the right to vote or dispose of the stock units.

Restricted Stock Units

The awards reported in Column (i) of the table above reflect awards of restricted stock units that vest solely based on the executive’s continued employment with the Company. The vesting dates of these awards are reported in the notes to the “Outstanding Equity Awards at Fiscal Year 2016 Year-End” table below. The Named Executive Officers do not have the right to vote or dispose of the stock units.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR 2016 YEAR-END

The following table presents information regarding the outstanding equity awards held by each of the Company’s Named Executive Officers as of March 27, 2016, including the vesting dates for the portions of these awards that had not vested as of that date.

		Option Awards						Stock Awards
Name	Securities Underlying Unexercised Options (#) Exercisable	Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Exercise Date	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)		(g)	(h)		(i)
Richard L. Leza	30,000	10,000	(2)	$8.16	7/2/2019	7,000	(19)	36,820	—		—
	—	10,000	(3)	$13.54	10/1/2023	7,000	(20)	36,820	—		—
	54,000	—		$11.46	3/3/2021	7,000	(21)	36,820	—		—
	—	10,000	(4)	$8.63	10/1/2021	7,000	(22)	36,820	—		—
	—	10,000	(5)	$5.70	10/1/2022	2,500	(19)	13,150	—		—

Louis DiNardo	360,000	—		$6.43	1/3/2019	33,333	(23)	175,332	—		—
	60,000	—		$6.43	1/3/2019	50,000	(24)	263,000	—		—
	60,000	—		$6.43	1/3/2019	—		—	—		—
	—	120,000	(6)	$6.43	1/3/2019	—		—	—		—
	74,999	—		$11.79	12/31/2024	—		—	—		—

Ryan A. Benton	150,000	50,000	(7)	$9.17	1/2/2020	6,666	(23)	35,063	—		—
	60,417	39,583	(8)	$13.54	10/1/2020	13,333	(25)	70,132	—		—
	7,813	17,187	(9)	$9.03	12/1/2021	—		—	20,000	(26)	105,200
	—	250,000	(10)	$5.92	9/14/2022	40,000	(27)	210,400	—		—
	—	—		—	—	20,000	(28)	105,200	—		—

Dimitry Goder	47,217	15,740	(11)	$9.26	12/13/2022	7,260	(29)	38,188	—		—
	9,255	15,424	(12)	$9.57	8/29/2021	10,000	(30)	52,600	—		—
	15,625	34,375	(9)	$9.03	12/1/2021	—		—	—		—
	—	200,000	(10)	$5.92	9/14/2022	—		—	—		—
						—		—	—		—

James Lougheed	17,500	—		$7.44	7/1/2016	10,000	(31)	52,600	—		—
	20,000	—		5.97	10/1/2017	—		—	—		—
	30,000	—		5.96	4/1/2018	—		—	—		—
	26,250	8,750	(13)	8.98	11/1/2019	—		—	—		—
	11,250	18,750	(14)	9.55	9/17/2021	—		—	—		—
	—	150,000	(10)	5.92	9/14/2022	—		—	—		—
	—	50,000	(15)	5.53	2/1/2023	—		—	—		—

Daniel T. Wark	75,000	25,000	(16)	$8.07	5/1/2019	—		—	25,000	(32)	131,500
	12,600	4,200	(17)	$8.06	10/1/2019	10,000	(33)	52,600	—		—
	6,300	10,500	(14)	$9.55	9/17/2021	—		—	—		—
	7,813	17,187	(9)	$9.03	12/1/2021	—		—	—		—
	—	150,000	(18)	$5.95	9/21/2022	—		—	—		—

[1]

The dollar amounts shown in Column (g) are determined by multiplying (x) the number of shares or units reported in Column (f) by (y) $5.26 (the closing price of the Company’s Common Stock on the last trading day of fiscal year 2016).

[2]	The unvested options are scheduled to vest on July 2, 2016.

[3]	The unvested options are scheduled to vest on October 1, 2017.

[4]	The unvested options are scheduled to vest on October 1, 2018.

[5]	The unvested options are scheduled to vest on October 1, 2019.

[6]	The unvested options are scheduled to vest on March 31, 2016 contingent on achieving certain trading price performance criteria.

[7]	The unvested options are scheduled to vest on January 2, 2017.

[8]	The unvested options are scheduled to vest in 19 equal monthly installments from April 1, 2016 through October 1, 2017.

[9]	The unvested options are scheduled to vest in 33 equal monthly installments from April 1, 2016 through December 1, 2018.

[10]	The unvested options are scheduled to vest 25% on September 14, 2016 and the remaining in 36 equal monthly installments from October 14, 2016 through September 14, 2019.

[11]	The unvested options are scheduled to vest on December 13, 2016.

[12]	The unvested options are scheduled to vest in 30 equal monthly installments from March 29, 2016 through August 29, 2018.

[13]	The unvested options are scheduled to vest on November 1, 2016.

[14]	The unvested options are scheduled to vest in 30 equal monthly installments from April 17, 2016 through September 17, 2018.

[15]	The unvested options are scheduled to vest 25% on February 1, 2017 and the remaining in 36 equal monthly installments from March 1, 2017 through December 1, 2020.

[16]	The unvested options are scheduled to vest on May 1, 2016.

[17]	The unvested options are scheduled to vest on October 1, 2016.

[18]	The unvested options are scheduled to vest 25% on September 21, 2016 and the remaining in 36 equal monthly installments from October 21, 2016 through September 21, 2019.

[19]	The unvested portions of these awards are scheduled to vest on October 1, 2016.

[20]	The unvested portions of these awards are scheduled to vest on October 1, 2017.

[21]	The unvested portions of these awards are scheduled to vest on October 1, 2018.

[22]	The unvested portions of these awards are scheduled to vest on October 1, 2019.

[23]	The unvested portions of these awards are scheduled to vest on April 2, 2017.

[24]	The unvested portions of these awards are scheduled to vest on April 2, 2017 subject to the achievement of specified financial performance goals in fiscal 2017.

[25]	The unvested portions of these awards are scheduled to vest in two installments on each of April 2, 2017, and April 1, 2018.

[26]

The unvested portions of these awards are scheduled to vest in three installments on each of April 2, 2017, April 1, 2018, and March 31, 2019, subject to the achievement of specified financial performance goals in fiscal years 2016.

[27]	The unvested portions of these awards are scheduled to vest on April 1, 2018.

[28]

The unvested portions of these awards are scheduled to vest in two installments on each of September 30, 2016 and March 31, 2017, subject to the achievement of specified financial performance goals in fiscal years 2016 and 2017.

[29]	The unvested options are scheduled to vest in two installments on each of September 30, 2016 and September 30, 2017.

[30]	The unvested options are scheduled to vest in two installments on each of December 1, 2016 and December 1, 2017.

[31]	The unvested options are scheduled to vest in two installments on each of April 1, 2016 and April 1, 2017.

[32]

The unvested portions of these awards are scheduled to vest in three installments on each of December 1, 2015, December 1, 2016, and December 1, 2017, subject to the achievement of specified financial performance goals in fiscal year 2016.

[33]	The unvested options are scheduled to vest in three installments on each of April 1, 2016, April 1, 2017, and April 1, 2018.

OPTION EXERCISES AND STOCK VESTED—FISCAL YEAR 2016

The following table presents information regarding the exercise of stock options by Named Executive Officers during fiscal year 2016, and the vesting during fiscal year 2016 of other stock awards granted to the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
(a)	(b)	(c)	(d)	(e)
Richard L. Leza	—	—	19,500	110,890
Louis DiNardo	—	—	254,302	2,122,530
Ryan A. Benton	—	—	31,857	299,950
Dimitry Goder	—	—	3,631	21,278
James Lougheed	24,000	39,120	5,688	49,138
Daniel Wark	—	—	8,026	83,324

(1)

The dollar amounts shown in Column (c) above for option awards are determined by multiplying (i) the number of shares of Common Stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of the Company’s Common Stock on the date of exercise and the exercise price of the options. The dollar amounts shown in Column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of Common Stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to certain Named Executive Officers in connection with a termination of their employment with the Company and/or a change in control of the Company. In each case, the executive’s right to receive the severance benefits described below is contingent upon the executive’s providing a general release of claims to the Company. In addition to the benefits described below, outstanding equity-based awards held by the Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of the Company under the terms of the 2006 Plan and the 2014 Plan (or other applicable stock incentive plan) as noted under “Grants of Plan-Based Awards” above if the awards will terminate on the transaction. For purposes of the discussion below, we have assumed that outstanding equity awards would be assumed or otherwise continue following a change in control of the Company.

Under his employment agreement with the Company, in the event that the employment of Mr. Benton is terminated by the Company without cause or the executive resigns for good reason (as the terms “cause” and “good reason” are defined in the employment agreements), subject to his delivering a release of claims in favor of the Company, the executive will be entitled to receive the following severance benefits: (1) an amount equal to twelve months of his base salary (2) the cost of his premiums for continued medical coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for himself and his eligible dependents for up to 12 months after his termination, and (3) 12 months’ accelerated vesting of his then outstanding equity awards that are subject to time-based vesting requirements only. As to any then outstanding equity award held by the executive that is subject to performance-based vesting requirements, the vesting of such award will continue to be governed by its terms, provided that the executive will receive 12 months’ credit for purposes of any service-based vesting requirement under such award. In addition, if the executive is terminated without cause or resigns for good reason within twelve months after a change of control (as defined in the employment agreement), he will be entitled to full acceleration of vesting of any outstanding equity grants, and his prorated incentive bonus will be determined based on the target bonus amount (as opposed to the bonus the executive would have received had he remained employed with the Company).

The Company also maintains agreements with Messrs. Goder, Lougheed and Wark that provides for severance benefits if the executive’s employment is terminated by the Company without cause or by the executive for good reason (as such terms are defined in the agreement) following a change in control of the Company.

In each case, the executive’s right to receive the severance benefits described above is subject to his providing a release of claims in favor of the Company.

The following tables present the benefits the Named Executive Officers covered under these severance arrangements would have been entitled to receive had their employment with the Company terminated under the circumstances described above on March 27, 2016:

Severance Benefits (Outside of Change of Control)

Name	Cash Severance ($)(1)	Continuation of Health Benefits ($)(2)	Equity Acceleration ($)(3)	Total ($)
Ryan Benton	350,100	30,719	52,600	433,419

(1)	These amounts represent twelve months of the executive’s base salary for Mr. Benton.

(2)

This amount represents the aggregate estimated cost of the premiums that would be charged to continue health coverage for 12 months Mr. Benton pursuant to COBRA for the executive and his eligible dependents (to the extent that such dependents were receiving health benefits prior to March 27, 2016).

(3)

This column reports the intrinsic value of the unvested portions of the executive’s awards that would accelerate if the executive’s employment had terminated on March 27, 2016 in the circumstances described above. For options, this value is calculated by multiplying the amount (if any) by which $5.26 (the closing price of the Company’s Common Stock on the last trading day of fiscal year 2016) exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock unit awards, this value is calculated by multiplying $5.26 by the number of units subject to the accelerated portion of the award.

Change of Control Severance Benefits

Name	Cash Severance ($)(1)	Continuation of Health Benefits($)	Equity Acceleration ($)(2)	Total ($)
Ryan Benton	350,100	30,719	555,994	936,813
Dimitry Goder	75,000	8,215	47,983	131,198
James Lougheed	137,500	8,215	55,600	201,315
Daniel Wark	130,000	10,645	194,600	335,245

(1)

These amounts represent the executive’s base salary for the following periods: Mr. Benton, 12 months, Mr. Lougheed, six months, and Mr. Wark, six months. The amount for Mr. Goder represents a specified lump sum payment.

(2)

As noted above, the equity-based awards held by the Company’s Named Executive Officers are subject to accelerated vesting in connection with a change in control of the Company in accordance with the terms of the agreements described above or the applicable plan under which the award was granted. This column reports the intrinsic value of the unvested portions of all of the executive’s then-outstanding awards subject to acceleration in connection with a change in control. See footnote (3) to the table above for the calculation of these amounts.

Separation Agreements

Mr. DiNardo’s employment with the Company terminated effective October 27, 2015. In connection with the termination of Mr. DiNardo’s employment, the Company entered into a Separation and General Release Agreement with Mr. DiNardo (the “Separation Agreement”) that provided for him to receive $600,000 in cash as severance, paid over twelve months, a lump sum cash payment of $140,000 as a prorated bonus for the current fiscal year, and payment of twelve months of COBRA. In addition, Mr. DiNardo was entitled to twelve months’ accelerated vesting of his equity awards granted by the Company (subject in the case of performance-based vesting awards to satisfaction of the applicable performance requirements), as well as accelerated vesting of an outstanding award of 33,333 restricted stock units if a change in control of the Company occurs within a specified period following his separation date, and he will have up to twelve months from the date of his resignation to exercise his vested stock options. The Separation Agreement also included a full and general release by Mr. DiNardo in favor of the Company and Mr. DiNardo’s agreement to certain confidentiality, non-solicitation and non-disparagement obligations.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The rules and regulations of the SEC require the Company to include in its Proxy Statement a report from the Audit Committee of the Board. The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended March 27, 2016, included in the Company’s Annual Report on Form 10-K for its fiscal year 2016.

On behalf of the Board of Directors, the Audit Committee is responsible for providing an independent, objective review of the Company’s auditing, accounting and financial reporting process, public reports and disclosures and system of internal controls over financial reporting, as well as engaging and supervising the Company’s independent auditors. The Audit Committee is comprised solely of “independent directors” as defined in the listing standards of the New York Stock Exchange, and directors who are “independent” as defined in SEC Rule 10A-3, and is governed by a written charter adopted by the Board of Directors, a copy of which can be viewed at the Company’s website: www.exar.com. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in the Audit Committee’s charter, are intended to be in accordance with applicable requirements for public company audit committees. The Board of Directors has determined that the Audit Committee chair, Mr. Hilton, is an “audit committee financial expert” within the meaning of Item 407 of SEC Regulation S-K.

The Audit Committee is responsible for recommending to the Board that the Company’s financial statements be included in the Company’s Annual Report. The Committee took a number of steps in making this recommendation for fiscal year 2016. First, the Audit Committee discussed with BDO USA, LLP (“BDO USA”), the Company’s independent registered public accounting firm for fiscal year 2016, those matters required to be discussed with the Audit Committee under applicable auditing standards, such as the Auditing Standards No. 16, “Communications with Audit Committees,” as adopted by the PCAOB, including information concerning the scope and results of the audit. Second, the Audit Committee discussed with BDO USA its independence, and received the written disclosures and the letter from it regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA’s communications with the Audit Committee concerning independence, and has discussed with BDO USA its independence. Finally, the Audit Committee reviewed and discussed with Company management and BDO USA the Company’s audited consolidated balance sheet at March 27, 2016, and audited consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the fiscal year ended March 27, 2016. Based on the discussions with BDO USA concerning the audit, the independence discussions, the financial statement review and additional matters deemed relevant and appropriate by the Audit Committee, on May 27, 2016, the Audit Committee as then constituted recommended to the Board that these financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 27, 2016.

Respectfully submitted,

The Audit Committee
Brian Hilton, Chair
Behrooz Abdi
Izak Bencuya
Gary Meyers

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into indemnity agreements with certain of our executive officers and directors which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he/she may be required to pay in actions or proceedings to which he/she is or may be made a party by reason of his/her position as a director, executive officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and our Bylaws.

Pierre Guilbault, one of our directors, is an executive officer of Future Electronics Inc. (“Future”), our largest distributor. Mr. Guilbault joined the Board of Directors in August 2007 in connection with our acquisition of Sipex Corporation. During fiscal year 2016, approximately 24% of our revenue was derived from the sale of products to Future. The Audit Committee has reviewed our business relationship with Future and considered it in light of Mr. Guilbault’s membership on the Board of Directors, and has approved such business relationship and authorized the Company to continue to do business with Future. The Audit Committee will continue to monitor this business relationship. The Board has determined that Mr. Guilbault is not an “independent director” under the listing standards of the New York Stock Exchange as a result of the business relationship between the Company and Future. Future is also an affiliate of our largest stockholder, Alonim Investments Inc., which beneficially owns shares of our Common Stock through its wholly owned affiliate, Rodfre Holdings LLC as described above under “Security Ownership of Certain Beneficial Owners and Management.”

Gary Meyers, one of our directors, is the Chief Executive Officer of FusionOps, Inc (“FusionOps”). During fiscal year 2016, the Company paid $0.2 million to FusionOps to build an application for internal data analysis and this was recorded as expense in the period in which such costs were incurred. The Audit Committee has reviewed our business relationship with FusionOps and considered it in light of Mr. Meyer’s membership on the Board of Directors, and has approved such business relationship and authorized the Company to continue to do business with FusionOps. The Board has determined that Mr. Meyers is still an “independent director” under the listing standards of the New York Stock Exchange as the amounts paid to FusionOps did not exceed the threshold for director independence.

Under our related party transaction policies and procedures contained within our Audit Committee Charter, information about any material transactions involving related persons is assessed by the Audit Committee. Related persons include (i) any of our directors, executive officers and nominees for director, (ii) any beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or in which all the related persons, in the aggregate, have a 10% or greater beneficial ownership interest. If the determination were made that a related person has a material interest in any Company transaction (a “related party transaction”), then the Audit Committee would review, approve, ratify or, at its discretion, take other action with respect to the transaction. Any related party transaction would be disclosed to the extent required by SEC rules.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent (10%) of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent (10%) stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended March 27, 2016, all of our executive officers, directors and greater than ten percent (10%) stockholders complied with applicable Section 16(a) filing requirements during the fiscal year ended March 27, 2016.

ACCOUNTANTS

Our financial statements have been audited by BDO USA, LLP, an Independent Registered Public Accounting Firm. Representatives of BDO USA, LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

COMMUNICATING WITH THE COMPANY

If you would like to receive information about us, without charge, you may use one of these convenient methods:

1.

To have information such as our latest Quarterly Earnings Release, Form 10-K, Form 10-Q or Annual Report mailed to you, stockholders residing in the U.S., please call the transfer agent, Computershare, at 312-588-4990.

2.

To view our website on the Internet, use our Internet address: www.exar.com. The Company’s website includes product, corporate and financial data, as well as recent earnings releases, current stock price, an electronic file of this Proxy Statement, Form 10-K, Form 10-Q, the Annual Report to Stockholders, job listings, instructions on how to contact non-employee members of the Board of Directors via our investor relations website at https://www.exar.com/contact-us under the Contact Us link, ethics policies and charters for each Committee of the Board of Directors. Internet access to this information has the advantage of providing you with up-to-date information about the Company throughout the year.

3.	To reach our Investor Relations representative, please call 510-668-7201.

If you would like to write to the Company, please send your correspondence to the following address:

Exar Corporation
48720 Kato Road
Fremont, California 94538
Attention: Investor Relations, M/S 210

The Board of Directors hopes that stockholders will attend the Annual Meeting. Whether or not you plan to attend, you are urged to submit your proxy over the Internet, by telephone or by mail as promptly as possible. A prompt response will greatly facilitate arrangements for the Annual Meeting, and your cooperation will be appreciated.

Stockholders may obtain a copy of the Annual Report on Form 10-K, without charge, by writing to Exar Corporation, 48720 Kato Road, Fremont, California 94538, Attention: Investor Relations, M/S 210. The Annual Report on Form 10-K is also available at www.exar.com and at the website referred to in the Availability Notice.

By Order of the Board of Directors

/s/ Jessica Wu
JESSICA WU
Secretary

Fremont, California, July 20, 2016

IMPORTANT 2016 ANNUAL MEETING OF STOCKHOLDERS INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

2016 Annual Meeting of Stockholders Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the nominees for Director listed below and FOR Proposals 2 and 3.

1. Election of Directors*:

	For	Withhold		For	Withhold
01 - Behrooz Abdi	☐	☐	05 - Brian Hilton	☐	☐
02 - Izak Bencuya	☐	☐	06 - Gary Meyers	☐	☐
03 - Ryan A. Benton	☐	☐			
04 - Pierre Guilbault	☐	☐			

B Authorized Signatures — This section must be completed for your vote to be counted. Date and Sign Below.

Please sign exactly as name appears on this proxy card. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should give their full titles. If the signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person. If stock is registered in the names of two or more persons, each should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 2 8 4 8 2 4 2

02EOPB

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — EXAR CORPORATION

The undersigned stockholder of Exar Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of 2016 Annual Meeting of the Stockholders and Proxy Statement with respect to the 2016 Annual Meeting of the Stockholders of Exar Corporation to be held at the corporate headquarters of Exar Corporation at 48720 Kato Road, Fremont, California 94538, on Thursday, September 8, 2016, at 2:00 p.m. Pacific Time, and hereby appoints Brian Hilton and Ryan A. Benton, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Exar Corporation which the undersigned may be entitled to vote at such meeting and at any and all continuations, postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting (and at any such continuations, postponements and adjournments).

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Please vote, date and promptly return in the enclosed return envelope which is postage prepaid if mailed in the United States.

SEE REVERSE SIDE CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

IMPORTANT 2016 ANNUAL MEETING OF STOCKHOLDERS INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week.

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on September 8, 2016.

Vote by Internet

- Go to **www.envisionreports.com/EXAR**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2016 Annual Meeting of Stockholders Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the nominees for Director listed below and FOR Proposals 2 and 3.

1. Election of Directors*:

	For	Withhold		For	Withhold
01 - Behrooz Abdi	☐	☐	05 - Brian Hilton	☐	☐
02 - Izak Bencuya	☐	☐	06 - Gary Meyers	☐	☐
03 - Ryan A. Benton	☐	☐			
04 - Pierre Guilbault	☐	☐			

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. Date and Sign Below.

Please sign exactly as name appears on this proxy card. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should give their full titles. If the signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person. If stock is registered in the names of two or more persons, each should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T

1 U P X 2 8 4 8 2 4 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

02EOOB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — EXAR CORPORATION

The undersigned stockholder of Exar Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of 2016 Annual Meeting of the Stockholders and Proxy Statement with respect to the 2016 Annual Meeting of the Stockholders of Exar Corporation to be held at the corporate headquarters of Exar Corporation at 48720 Kato Road, Fremont, California 94538, on Thursday, September 8, 2016, at 2:00 p.m. Pacific Time, and hereby appoints Brian Hilton and Ryan A. Benton, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Exar Corporation which the undersigned may be entitled to vote at such meeting and at any and all continuations, postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting (and at any such continuations, postponements and adjournments).

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Please vote, date and promptly return in the enclosed return envelope which is postage prepaid if mailed in the United States.

SEE REVERSE SIDE CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE